Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
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EV ENERGY PARTNERS, L.P., et al.,[1]	)	Case No. 18-10814 (CSS)
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Debtors.	)	(Jointly Administered)
)

First modified Joint prepackaged chapter 11 plan
of reorganization FOR EV Energy Partners, L.P. and its debtor affiliates

Joshua A. Sussberg (pro hac vice admission pending)	Laura Davis Jones (Del. Bar No. 2436)
Jeremy David Evans (pro hac vice admission pending)	PACHULSKI STANG ZIEHL & JONES LLP
KIRKLAND & ELLIS LLP	919 North Market Street, 17th Floor
KIRKLAND & ELLIS INTERNATIONAL LLP	Wilmington, DE 19801
601 Lexington Avenue	Telephone: (302) 652-4100
New York, New York 10022	Facsimile: (302) 652-4400
Telephone: (212) 446-4800
Facsimile: (212) 446-4900

-and-

James H.M. Sprayregen, P.C. (pro hac vice admission pending) Brad Weiland (pro hac vice admission pending) Travis M. Bayer (pro hac vice admission pending)
Kirkland & Ellis LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
300 North LaSalle
Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: EV Energy Partners, L.P. (5690); EV Properties, L.P. (5543); EV Properties GP, LLC (3943); EnerVest Production Partners, Ltd. (8619); EVPP GP, LLC (8340); CGAS Properties, L.P. (7277); EVCG GP, LLC (7274); EnerVest Monroe Marketing, Ltd. (7606); EnerVest Monroe Gathering, Ltd. (7608); EV Energy GP, LP (5646); EV Management, LLC (5594); EV Energy Finance Corp. (3405); Belden & Blake, LLC (6642); and EnerVest Mesa, LLC (1725). The Debtors’ service address is: 1001 Fannin Suite 800, Houston, TX, 77002.

Table of Contents (cont’d)

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INTRODUCTION

Each of EV Energy Partners, L.P.; EV Properties, L.P.; EV Properties GP, LLC; Enervest Production Partners, Ltd.; EVPP GP, LLC; CGAS Properties, L.P.; EVCG GP, LLC; Enervest Monroe Marketing, Ltd.; Enervest Monroe Gathering, Ltd.; EV Energy GP, LP; EV Management, LLC; EV Energy Finance Corp.; Belden & Blake, LLC; and EnerVest Mesa, LLC jointly propose this chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code. Although proposed jointly for administrative purposes, the Plan constitutes a separate plan for each of the foregoing entities and each of the foregoing entities is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.

Reference is made to the accompanying Disclosure Statement for the Prepackaged Joint Chapter 11 Plan of Reorganization for EV Energy Partners, L.P. and its Debtor Affiliates (the “Disclosure Statement”) for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of the Plan and the transactions contemplated thereby, and certain related matters.

All holders of claims and interests, to the extent applicable, are encouraged to read this plan and the disclosure statement in their entirety before voting to accept or reject this plan.

I.	DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

A.       Defined Terms

1.       “Ad Hoc Committee of Noteholders” means that certain ad hoc group of Senior Noteholders represented by Akin Gump Strauss Hauer & Feld LLP.

2.       “Additional MIP Shares” means the MIP Shares remaining after the Initial MIP Allocation.

3.       “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Claims; (c) all Allowed requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code; and (d) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

4.       “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

5.       “Allowed” means, with reference to any Claim or Interest, (a) any Claim or Interest arising on or before the Effective Date (i) as to which no objection to allowance, priority, or secured status, and no request for estimation or other challenge, including pursuant to section 502(d) of the Bankruptcy Code or otherwise, has been interposed, or (ii) as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, (b) any Claim or Interest that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors, with the consent of the Required Consenting Noteholders (which consent shall not be unreasonably withheld), or the Reorganized Debtors, (c) any Claim or Interest as to which the liability of the Debtors or Reorganized Debtors, as applicable, and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, or (d) any Claim or Interest expressly allowed hereunder; provided, that notwithstanding the foregoing, (x) unless expressly waived by the Plan, the Allowed amount of Claims or Interests shall be subject to and shall not exceed the limitations under or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable, and (y) the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to the Plan.

6.       “Alternative Term Loan” means, if applicable, term loans issued under and on the terms set forth in the Amended RBL Credit Agreement, or such separate agreement as may be agreed to by the Debtors, the Required Consenting Noteholders, the Amended RBL Credit Facility Agent, and the Required Consenting RBL Lenders.

7.       “Amended RBL Credit Agreement” means the amended and restated RBL Credit Agreement which shall govern the Amended RBL Credit Facility and if applicable, the Alternative Term Loans, by and among the Reorganized Debtors, the Consenting RBL Lenders, the Non-Consenting RBL Lenders (if any) and the Amended RBL Credit Facility Agent, on terms and conditions consistent with the Amended RBL Credit Agreement Term Sheet, and in form and substance acceptable to the Debtors, the Required Consenting Noteholders, the Amended RBL Credit Facility Agent, and the Required Consenting RBL Lenders.

8.       “Amended RBL Credit Agreement Term Sheet” means the term sheet for the Amended RBL Credit Facility attached as an exhibit to the RSA.

9.       “Amended RBL Credit Facility” means the reserve-based lending facility under and on the terms set forth in the Amended RBL Credit Agreement, with an initial borrowing base of $325,000,000, a maximum facility amount of $1,000,000,000, and a principal amount outstanding on the Effective Date equal to the total RBL Facility Claims (other than accrued and unpaid interest and other amounts required to be paid in cash pursuant to this Plan) less the amount, if any, of the Alternative Term Loan.

10.       “Amended RBL Credit Facility Agent” means JPMorgan Chase Bank, N.A., in its capacity as the administrative agent and collateral agent under the Amended RBL Credit Facility or any successor thereto.

11.       “Avoidance Actions” means any and all actual or potential claims and causes of action to avoid a transfer of property or an obligation incurred by the Debtors pursuant to any applicable section of the Bankruptcy Code, including sections 502, 510, 542, 544, 545, 547–553, and 724(a) of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

12.       “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as may be amended from time to time.

13.       “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Cases.

14.       “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.

15.       “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

16.       “Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.

17.       “Cash Collateral Orders” means, collectively, any interim and final Bankruptcy Court order (a) granting the Debtors the authority to use cash collateral and prepetition collateral of the RBL Lenders, and (b) granting adequate protection to a holder of RBL Facility Claims, each as set forth in the terms of such order(s), which orders shall be in form and substance satisfactory to the RBL Agent, the Required Consenting Noteholders, and Required Consenting RBL Lenders.

18.       “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. For the avoidance of doubt, “Causes of Action” includes: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through and including 550, or 553 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign law fraudulent transfer or similar claim.

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19.       “Certificate” means any instrument evidencing a Claim or an Interest.

20.       “Chapter 11 Cases” means the procedurally consolidated chapter 11 cases filed or to be filed (as applicable) for the Debtors in the Bankruptcy Court.

21.       “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

22.       “Claims Register” means the official register of Claims maintained by the Notice and Claims Agent.

23.       “Class” means a category of holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.

24.       “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

25.       “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

26.       “Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtors seek entry of the Confirmation Order.

27.       “Confirmation Order” means an order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and approving the Disclosure Statement and Solicitation Materials, which order shall be in form and substance acceptable to the Required Consenting Noteholders, the Debtors, and the Required Consenting RBL Lenders.

28.       “Consenting Noteholders” means, collectively, the Senior Noteholders that are party to the RSA and which are designated as “Consenting Noteholders” thereunder.

29.       “Consenting RBL Lenders” means, collectively, the RBL Lenders that are party to the RSA and which are designated as a “Consenting RBL Lender” thereunder.

30.       “Consummation” means the occurrence of the Effective Date.

31.       “Contributed Senior Notes Claims” means the Allowed Senior Notes Claims contributed by the Contributing Noteholders pursuant to the Restructuring Transactions.

32.       “Contributing Noteholders” means the Consenting Noteholders that are members of the Ad Hoc Committee of Noteholders that hold in the aggregate more than 53 percent (but less than 80 percent) of the Allowed Senior Notes Claims.

33.       “Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

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34.       “D&O Liability Insurance Policies” means all unexpired directors’, managers’, and officers’ liability insurance policies (including any “tail policy”) of any of the Debtors with respect to directors, managers, officers, and employees of the Debtors.

35.       “Debtor Release” means the releases set forth in Article VIII.C of the Plan.

36.       “Debtors” means, collectively, each of the following: (a) EV Energy Partners, L.P.; (b) EV Properties, L.P.; (c) EV Properties GP, LLC; (d) Enervest Production Partners, Ltd.; (e) EVPP GP, LLC; (f) CGAS Properties, L.P.; (g) EVCG GP, LLC; (h) Enervest Monroe Marketing, Ltd.; (i) Enervest Monroe Gathering, Ltd.; (j) EV Energy GP, LP; (k) EV Management, LLC; (l) EV Energy Finance Corp; (m) Belden & Blake, LLC; and (n) EnerVest Mesa, LLC.

37.       “Disclosure Statement” means the Disclosure Statement for the Joint Prepackaged Chapter 11 Plan of Reorganization for EV Energy Partners, L.P. and its Debtor Affiliates, as the same may be amended, supplemented or modified from time to time, including all exhibits and schedules thereto, to be approved by the Confirmation Order, which shall be in form and substance acceptable to the Required Consenting Noteholders, the Debtors, and the Required Consenting RBL Lenders.

38.       “Disputed” means, with respect to a Claim, (a) any such Claim to the extent neither Allowed or Disallowed under the Plan or a Final Order nor deemed Allowed under section 502, 503, or 1111 of the Bankruptcy Code, or (b) to the extent the Debtors or any party in interest has interposed a timely objection before the Confirmation Date in accordance with the Plan, which objection has not been withdrawn or determined by a Final Order. To the extent the Debtors dispute only the Allowed amount of a Claim, such Claim shall be deemed Allowed in the amount the Debtors do not dispute, if any, and Disputed as to the balance of such Claims.

39.       “Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan.

40.       “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, upon which the Distribution Agent shall make distributions to holders of Allowed Claims entitled to receive distributions under the Plan.

41.       “Distribution Record Date” means, other than with respect to any publicly held securities, the date for determining which holders of Claims or Interests are eligible to receive distributions hereunder and shall be the Confirmation Date or such other date as designated in advance by the Debtors, by notice on the docket for the Chapter 11 Cases.

42.       “DTC” means The Depository Trust Company.

43.       “Effective Date” means the date that is the first Business Day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan or as otherwise agreed to by the Required Consenting Noteholders, the RBL Agent, and the Debtors.

44.       “Employment Agreements” means the employment agreements of the Debtors’ Chief Executive Officer and Chief Financial Officer.

45.       “EnerVest” means non-Debtor EnerVest, Ltd.

46.       “EnerVest Omnibus Parties” means EnerVest and EVOC, in their capacities as parties to the New Omnibus Agreement.

47.       “EnerVest Parties” means EnerVest and EVOC in their capacity as signatories to the RSA.

48.       “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

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49.       “Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

50.       “EV Energy GP” means Debtor EV Energy GP, L.P.

51.       “EV NewCo Acquisition” means the new Delaware corporation that, on the Effective Date, will acquire all of the assets of EVEP pursuant to the Restructuring Transactions.

52.       “EV NewCo Parent” means the new Delaware corporation that, on the Effective Date, will become the ultimate parent of EV NewCo Acquisition pursuant to the Restructuring Transactions.

53.       “EV Management” means Debtor EV Management, LLC.

54.       “EV Properties” means Debtor EV Properties, L.P.

55.       “EVEP” means Debtor EV Energy Partners, L.P.

56.       “EVOC” means non-Debtor EnerVest Operating, L.L.C.

57.       “Exculpated Claim” means any Cause of Action or any Claim related to any act or omission derived from, based upon, related to, or arising from the Debtors’ in- or out-of-court restructuring efforts, the Chapter 11 Cases, formulation, preparation, dissemination, negotiation, or Filing of the RSA and related prepetition transactions, the Disclosure Statement, the Plan (including any term sheets related thereto), or any contract, instrument, release or other agreement or document (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with any of the foregoing, including without limitation (a) the RSA, (b) the issuance of the New Common Stock and the New Warrants, (c) the execution, delivery, and performance of the Exit Facilities Documents, and (d) the distribution of property under the Plan or any other agreement under the Plan, except for Claims or Causes of Action related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence; provided that the Exculpated Parties shall be entitled, in all respects, to reasonably rely upon the advice of counsel with respect to the foregoing; provided, further, that the foregoing shall not be deemed to release, affect, or limit any of the rights and obligations of the Exculpated Parties from, or exculpate the Exculpated Parties with respect to, any of the Exculpated Parties’ obligations or covenants arising under the Confirmation Order, the Plan, the Plan Supplement, the Exit Facilities Documents, and any contracts, instruments, releases, and other agreements or documents delivered in connection with, or contemplated by, the foregoing.

58.       “Exculpated Parties” means each of the following, solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; and (c) with respect to each of the forgoing parties in clauses (a) through (b), each of such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their current and former officers, managers, directors, equity holders (regardless of whether such interests are held directly or indirectly), principals, members, employees, agents, managed accounts or funds, management companies, fund advisors, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

59.       “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

60.       “Existing Equity Interests” means, collectively, the existing equity Interests in the Debtors, including any warrants, rights, and options to acquire such equity Interests.

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61.       “Existing EVEP Equity Interests” means, collectively, the Existing Equity Interests comprising: (a) the public Interests in EVEP (including, for the avoidance of doubt, Interests in EVEP that shall vest on the Effective Date); (b) the limited partner Interests in EV Energy GP; and (c) the Interests in EV Management held by EnerVest.

62.       “Existing Omnibus Agreement” means that certain omnibus agreement by and among EnerVest, EV Management, EV Energy GP, LP, EVEP, and EV Properties, dated as of September 29, 2006 (as may be amended, supplemented, amended and restated or otherwise modified from time to time).

63.       “Exit Facilities Documents” means the Amended RBL Credit Agreement, any agreement governing the Alternative Term Loans (if not the Amended RBL Credit Agreement), and any guarantee, security agreement, intercreditor agreement, deed of trust, mortgage, and other relevant documentation entered into with respect to the Exit Facilities.

64.       “Federal Judgment Rate” means the federal judgment rate in effect pursuant to 28 U.S.C. § 1961 as of the Petition Date, compounded annually.

65.       “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court.

66.       “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

67.       “Final Order” means an order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court (or such other court) on the docket in the chapter 11 cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed and as to which (x) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall then be pending or (y) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided that no order shall fail to be a Final Order solely due to the possibility that a motion pursuant to section 502(j) of the Bankruptcy Code, Rules 59 or 60 of the Federal Rules of Civil Procedure, or Rule 9024 of the Bankruptcy Rules may be filed with respect to such order.

68.       “General Unsecured Claim” means any Claim other than an RBL Facility Claim, a Notes Claim, an Administrative Claim, a Professional Claim, a Priority Tax Claim, an Other Secured Claim, an Intercompany Claim, or an Other Priority Claim.

69.       “General Unsecured Creditor” means the holder of a General Unsecured Claim.

70.       “Governance Term Sheet” means the term sheet, attached as Exhibit G to the Disclosure Statement, setting forth the material terms and conditions of the New Organizational Documents and the Registration Rights Agreement.

71.       “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

72.       “Impaired” means, with respect to any Class of Claims or Interests, a Class of Claims or Interests that is not Unimpaired.

73.       “Indemnification Provisions” means each of the Debtors’ indemnification provisions in place as of the Effective Date, whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, management or indemnification agreements, employment contracts, or otherwise, for the current and former directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors.

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74.       “Indenture” means that certain Indenture, dated as of March 22, 2011, as supplemented pursuant to that certain First Supplemental Indenture, dated as of January 5, 2018 (as amended, restated, modified, supplemented, or replaced from time to time prior to the Petition Date), for the 8.0% Senior Notes due 2019 among the EVEP, EV Energy Finance Corp., each of the guarantors party thereto, and the Indenture Trustee.

75.       “Indenture Trustee” means Delaware Trust Company or any successor thereto, as trustee under the Indenture.

76.       “Indenture Trustee Expenses” means any reasonable and documented fees and out-of-pocket costs and expenses, incurred on or prior to the Effective Date by the Indenture Trustee that are required to be paid under the Indenture. Such amounts shall include the reasonable, documented, out-of-pocket costs and expenses of, and reasonable, documented unpaid legal fees actually incurred by counsel to the Indenture Trustee in connection with the Chapter 11 Cases and the distributions to the Senior Noteholders.

77.       “Initial MIP Allocation” means the allocation by the New Board on or as soon as reasonably practicable after the Effective Date of 50 percent of the maximum number of MIP Shares available for grants (i.e., MIP Shares for three percent of the New Common Stock outstanding on the Effective Date on a fully diluted and fully distributed basis) to participants in the Management Incentive Plan, in a manner mutually agreed by the Debtors and the Required Consenting Noteholders.

78.       “Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

79.       “Intercompany Claim” means any Claim held by a Debtor against another Debtor.

80.       “Intercompany Interest” means an Interest in a Debtor held by a Debtor.

81.       “Interests” means the common stock, preferred stock, units, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor and options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (whether or not arising under or in connection with any employment agreement), including any claim against the Debtors subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

82.       “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

83.       “Management Incentive Plan” means a post-Effective Date management incentive plan, the material terms of which shall be determined by the New Board and shall be consistent with Article IV.M hereof, the MIP Term Sheet, and the RSA.

84.       “MIP Shares” means up to six percent of the New Common Stock outstanding on the Effective Date (on a fully diluted and fully distributable basis (i.e., assuming full allocation of the MIP Shares)) that will be reserved for grants made from time to time to employees, directors, consultants, and/or other participants under, and pursuant to, the Management Incentive Plan, which shall dilute all New Common Stock equally. All of the MIP Shares shall be granted as full value awards (i.e., restricted stock units (or its equivalent based upon the Reorganized Debtors’ corporate structure).

85.       “MIP Term Sheet” means the term sheet setting forth certain terms of the Management Incentive Plan, which term sheet shall be filed as part of the Plan Supplement.

86.       “New Board” means the initial board of directors of EV NewCo Parent as of the Effective Date.

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87.       “New Class A Preferred” means the preferred stock of EV NewCo Parent to be issued on the Effective Date under this Plan.

88.       “New Common Stock” means the common stock, par value $0.01 per share, of EV NewCo Parent to be issued on the Effective Date under this Plan, and shall also refer to the shares of EV NewCo Parent common stock reserved for issuance upon exercise of the New Warrants, shares of common stock of EV NewCo Parent to be issued under the Management Incentive Plan, or shares of EV NewCo Parent common stock as otherwise permitted to be issued pursuant to the New Organizational Documents of EV NewCo Parent.

89.       “New Omnibus Agreement” means the new omnibus agreement to be entered into by and between certain of the Reorganized Debtors and the EnerVest Omnibus Parties governing the general and administrative expenses incurred by the EnerVest Omnibus Parties on behalf of the Reorganized Debtors, which shall be consistent with the terms of the Restructuring Term Sheet and otherwise in form and substance acceptable to the Debtors, the Required Consenting Noteholders, and the EnerVest Omnibus Parties, and which also shall be subject to the consent of the RBL Agent (which consent shall not be unreasonably withheld).

90.       “New Organizational Documents” means the form of the certificate of formation, certificate of incorporation, bylaws, limited liability company agreement or such other applicable organizational documents of each of the Reorganized Debtors, including the Certificate of Incorporation of EV NewCo Parent and the Bylaws of EV NewCo Parent, each of which shall be in form and substance acceptable to the Required Consenting Noteholders in their sole discretion (subject to the consent of the Debtors, which consent shall not be unreasonably withheld).

91.       “New Warrant Term Sheet” means the term sheet, attached as Exhibit F to the Disclosure Statement, setting forth the material terms and conditions of the New Warrant Agreement.

92.       “New Warrant Agreement” means the warrant agreement governing the New Warrants, which shall be consistent with the New Warrant Term Sheet and in form and substance acceptable to the Debtors, the Required Consenting Noteholders and the EnerVest Parties.

93.       “New Warrant Equity” means the New Common Stock issuable upon the exercise of the New Warrants.

94.       “New Warrants” means five year warrants, which will entitle the holders thereof to receive, upon exercise of all such warrants, shares of New Common Stock equal to in the aggregate, eight percent of the New Common Stock issued and outstanding on the Effective Date (subject to dilution by the MIP Shares), with a strike price set at an equity value at which the Senior Noteholders would receive a recovery equal to par plus accrued and unpaid interest as of the Petition Date in respect of the Senior Notes (after taking into account value dilution on account of the New Common Stock to be allocated as the Initial MIP Allocation).

95.       “Notice and Claims Agent” means Prime Clerk LLC.

96.       “Ordinary Course Professionals” shall mean the various attorneys, accountants, auditors, and other professionals the Debtors employ in the ordinary course of their business and retained by the Debtors pursuant to the Ordinary Course Professionals Order.

97.       “Ordinary Course Professionals Order” shall mean that certain order entered by the Bankruptcy Court establishing the procedures for retention and compensation of the Ordinary Course Professionals.

98.       “Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

99.       “Other Secured Claim” means any Secured Claim other than an RBL Facility Claim. For the avoidance of doubt, a Secured Tax Claim constitutes an Other Secured Claim.

100.     “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

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101.       “Petition Date” means the date on which each of the Debtors filed its respective petition for relief commencing the Chapter 11 Cases.

102.       “Plan” means this joint prepackaged chapter 11 plan, including all appendices, exhibits, schedules and supplements hereto (including any appendices, exhibits, schedules and supplements to the Plan that are contained in the Plan Supplement), as it may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and the RSA.

103.       “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan (as amended, supplemented, or modified from time to time in accordance with the terms hereof, the Bankruptcy Code, the Bankruptcy Rules, and the RSA), to be Filed by the Debtors no later than seven days before the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, and additional documents or amendments to previously Filed documents, Filed before the Effective Date as amendments to the Plan Supplement, including the following, as applicable: (a) the Amended RBL Credit Agreement; (b) the material New Organizational Documents; (c) a list of retained Causes of Action; (d) a disclosure of the members of the New Board; (e) the New Warrant Agreement; (f) the Schedule of Rejected Executory Contracts and Unexpired Leases; (g) MIP Term Sheet; (h) the New Omnibus Agreement; and (i) the Registration Rights Agreement. The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date subject in all respects to the consent rights set forth herein and in the RSA.

104.       “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

105.       “Pro Rata” means the proportion that an Allowed Claim or Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that respective Class, or the proportion that Allowed Claims or Allowed Interests in a particular Class bear to the aggregate amount of Allowed Claims or Allowed Interests in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim or Allowed Interests under the Plan.

106.       “Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to (i) sections 327, 328, 329, 330, or 331 of the Bankruptcy Code or (ii) an order entered by the Bankruptcy Court authorizing such retention, or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

107.       “Professional Claims” means all final requests for payment for professional services rendered or costs incurred on or after the Petition Date and on or prior to the Effective Date by professional persons retained by the Debtors or any statutory committee appointed in the Chapter 11 Cases pursuant to sections 327, 328, 329, 330, 331, 503(b), or 1103 of the Bankruptcy Code must be filed no later than 60 days after the Effective Date.

108.       “Professional Fee Amount” means the aggregate amount of Professional Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Effective Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.B(1) of the Plan.

109.       “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount as set forth in Article II.B(1) of the Plan.

110.       “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

111.       “RBL Agent” means JPMorgan Chase Bank, N.A., or any successor thereto, as administrative agent under the RBL Credit Agreement, solely in its capacity as such.

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112.       “RBL Agent Expenses” means any reasonable and documented fees and out-of-pocket costs and expenses, incurred on or prior to the Effective Date by the RBL Agent that are required to be paid under the RBL Credit Agreement, the RSA or the Cash Collateral Orders. Such amounts shall include the reasonable and documented fees and out of pocket expenses of incurred by one lead counsel, Simpson Thacher & Bartlett LLP, one local counsel, Richards Layton & Finger LLP, and one financial advisor, RPA Advisors LLC, to the RBL Agent in connection with the Chapter 11 Cases.

113.       “RBL Credit Agreement” means that certain Credit Agreement, dated as of April 26, 2011, by and among the Debtors, the RBL Agent, and the RBL Lenders, as amended and restated on December 21, 2011, and as further amended, restated, supplemented or otherwise modified.

114.       “RBL Credit Documents” means the RBL Credit Agreement, the RBL Guarantee and Collateral Agreement, each of the other Loan Documents (as defined in the RBL Credit Agreement) and any Secured Swap Agreement (as defined in the RBL Guarantee and Collateral Agreement).

115.       “RBL Facility Claims” means all Claims against the Debtors arising under the RBL Credit Documents.

116.       “RBL Holders” means the holders of all Allowed Claims against the Debtors arising under the RBL Credit Documents.

117.       “RBL Guarantee and Collateral Agreement” means the Third Amended and Restated Guarantee and Collateral Agreement, dated as of October 23, 2017, among E.V. Properties, L.P., the other Debtors party thereto and the RBL Agent.

118.       “RBL Lenders” means the lenders party to the RBL Credit Agreement from time to time, in their capacities as such.

119.       “Registration Rights Agreement” means the registration rights agreement by and among EV NewCo Parent and the Consenting Noteholders signatory thereto dated as of the Effective Date, which shall be in form and substance acceptable to the Required Consenting Noteholders in their sole discretion (subject to the consent of the Debtors, which consent shall not be unreasonably withheld).

120.       “Reinstate,” “Reinstated,” or “Reinstatement” means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim in accordance with section 1124 of the Bankruptcy Code or (b) if applicable under section 1124 of the Bankruptcy Code: (i) curing all prepetition and postpetition defaults other than defaults relating to the insolvency or financial condition of the applicable Debtor or its status as a debtor under the Bankruptcy Code; (ii) reinstating the maturity date of the Claim; (iii) compensating the holder of such Claim for damages incurred as a result of its reasonable reliance on a contractual provision or such applicable law allowing the claim’s acceleration; and (iv) not otherwise altering the legal, equitable or contractual rights to which the Claim entitles the holder thereof.

121.       “Released Parties” means collectively, in each case solely in their respective capacities as such: (a) the Debtors and the Reorganized Debtors; (b) the Consenting Noteholders and all other Senior Noteholders; (c) the Indenture Trustee; (d) the Ad Hoc Committee of Noteholders; (e) the Consenting RBL Lenders; (f) the RBL Agent; (g) the Amended RBL Credit Facility Agent; (h) each of the EnerVest Parties; and (i) with respect to each of the foregoing entities described in clauses (a) through (h), such entity’s current and former affiliates, partners, subsidiaries, officers, directors, principals, employees, agents, managed funds, advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, together with their respective successors and assigns, in each case in their capacity as such.

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122.       “Releasing Parties” means collectively, and in each case solely in its capacity as such:  (a) the Debtors; (b) the Consenting RBL Lenders; (c) the RBL Agent; (d) the Consenting Noteholders; (e) the Indenture Trustee; (f) the EnerVest Parties; (g) each holder of a Claim entitled to vote to accept or reject the Plan that (i) votes to accept the Plan or (ii) votes to reject the Plan or does not vote to accept or reject the Plan but does not affirmatively elect to “opt out” of being a Releasing Party by timely objecting to the Plan’s third-party release provisions; (h) each holder of a Claim or Existing Equity Interest that is Unimpaired and presumed to accept the Plan; (i) each holder of a Claim or Existing Equity Interest that is deemed to reject the Plan that does not affirmatively elect to “opt out” of being a Releasing Party by timely objecting to the Plan’s third-party release provisions; and (j) with respect each of the Debtors, the Reorganized Debtors and the foregoing entities described in clauses (a) through (i), such entities’ current and former affiliates, and such entities’ and such affiliates’ partners, subsidiaries, predecessors, current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), members, officers, principals, employees, agents, managed accounts or funds, advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, together with their respective successors and assigns.

123.       “Remaining Noteholders” means all Senior Noteholders that are not Contributing Noteholders.

124.       “Reorganized Debtor” means a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise (including EV NewCo Parent and EV NewCo Acquisition), in each case in accordance with the Plan and the Restructuring Transactions, on and after the Effective Date.

125.       “Required Consenting Noteholders” means, at any given time of determination, the Consenting Noteholders who hold, in the aggregate, more than 50 percent in principal amount outstanding of all Senior Notes Claims held by the Consenting Noteholders or their transferees pursuant to a valid transfer under the RSA.

126.       “Required Consenting RBL Lenders” means, at any given time of determination, the Consenting RBL Lenders who hold, in the aggregate, more than 50 percent in principal amount outstanding of all RBL Facility Claims held by the Consenting RBL Lenders or their transferees pursuant to a valid transfer under the RSA.

127.       “Restructuring Documents” means (a) the Plan; (b) the Confirmation Order; (c) the Disclosure Statement; (d) the Solicitation Materials; (e) the Cash Collateral Orders; (f) the Exit Facilities Documents; (g) the New Warrant Agreement and the New Warrants; (h) the New Organizational Documents; (i) the New Omnibus Agreement; (j) any plans or agreements governing the Management Incentive Plan; (k) the Registration Rights Agreement; (l) any other document or agreement comprising the Plan Supplement; (m) such other definitive documentation relating to the Restructuring Transactions as is necessary or desirable to consummate the restructuring and the Plan; and (n) any other agreement, instruments, pleadings seeking or responding to a request for substantive relief, orders and/or documents seeking substantive relief (including substantive “first day” motions and the related orders) that are filed by the Debtors in the Chapter 11 Cases (including any exhibits, amendments, modifications or supplements made thereto from time to time).

128.       “Restructuring Expenses” means collectively, all reasonable and documented fees and out of pocket expenses of one primary counsel to the Ad Hoc Committee of Noteholders, Akin Gump Strauss Hauer & Feld LLP, one local counsel to the Ad Hoc Committee of Noteholders (if necessary), one financial advisor to the Ad Hoc Committee of Noteholders, Intrepid Financial Partners, one primary counsel to the RBL Agent, Simpson Thacher & Bartlett LLP, one local counsel to the RBL Agent, Richards Layton & Finger LLP, and one financial advisor to the RBL Agent, RPA Advisors, LLC, in each case, that are due and owing after receipt of applicable invoices, without any requirement for the filing of fee or retention applications in the Chapter 11 Cases, with any balance(s), including estimates of fees and expenses to be incurred through the Effective Date, paid on the Effective Date.

129.       “Restructuring Transactions” shall have the meaning set forth in Article IV.A of the Plan.

130.       “RSA” means that certain restructuring support agreement, dated as of March 13, 2018, by and among the Debtors and the RSA Parties, including all exhibits thereto, as such agreement may be amended from time to time in accordance with the terms thereof, which is attached as Exhibit B to the Disclosure Statement.

131.       “RSA Parties” means, collectively, the Debtors, the Consenting Noteholders, the Consenting RBL Lenders and the EnerVest Parties, in each case, that are party to the RSA.

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132.       “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule, in form and substance acceptable to the Debtors and the Required Consenting Noteholders (including any amendments or modifications thereto), if any, of certain Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan.

133.       “Secured Claim” means a Claim: (a) secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) otherwise Allowed pursuant to the Plan as a Secured Claim.

134.       “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

135.       “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa.

136.       “Security” shall have the meaning set forth in section 101(49) of the Bankruptcy Code.

137.       “Senior Noteholders” means the holders of the Senior Notes, in their capacity as such.

138.       “Senior Notes” means the 8.0% Senior Notes due 2019 issued pursuant to the Indenture.

139.       “Senior Notes Claims” means all Claims against the Debtors arising on account of the Indenture and the Senior Notes.

140.       “Servicer” means an agent or other authorized representative of holders of Claims or Interests and includes where context requires, the Indenture Trustee.

141.       “Solicitation Agent” means Prime Clerk LLC, the notice, claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases by Bankruptcy Court order.

142.       “Solicitation Materials” means, collectively, the solicitation materials with respect to the Plan.

143.       “Third-Party Release” means the releases set forth in Article VIII.D of the Plan.

144.       “U.S. Trustee” means the Office of the United States Trustee for the District of Delaware.

145.       “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim to a holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

146.       “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

147.       “Unimpaired” means, with respect to a Class of Claims or Interests, a Class consisting of Claims or Interest that are not impaired within the meaning of section 1124 of the Bankruptcy Code.

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B.       Rules of Interpretation

For purposes of the Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (4) unless otherwise specified, all references herein to “Articles” and “Sections” are references to Articles and Sections, respectively, hereof or hereto; (5) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (6) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (7) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (8) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (9) references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (10)  references to “Proofs of Claim,” “holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “holders of Interests,” “Disputed Interests,” and the like as applicable; (11) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (12) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (13) any immaterial effectuating provisions may be interpreted by the Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (14) except as otherwise provided, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter.

C.       Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.       Governing Law

Except to the extent the Bankruptcy Code or Bankruptcy Rules apply, and subject to the provisions of any contract, lease, instrument, release, indenture, or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to conflict of laws principles.

E.       Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

F.       Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.       Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control. In the event of an inconsistency between the Plan and any Restructuring Documents or other documents, schedules or exhibits contained in the Plan Supplement, such Restructuring Document or other document, schedule or exhibit shall control. In the event of an inconsistency between the Plan or any Restructuring Documents or other documents, schedules or exhibits contained in the Plan Supplement, on the one hand, and the Confirmation Order, on the other hand, the Confirmation Order shall control (other than with respect to the Exit Facilities, the terms of which shall control as it relates to the rights and obligations thereunder).

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II.	ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

A.       Administrative Claims

Except with respect to Administrative Claims that are Professional Claims and except to the extent that an Administrative Claim has already been paid during the Chapter 11 Cases or a holder of an Allowed Administrative Claim and the applicable Debtor(s) with the consent of the Required Consenting Noteholders (which consent shall not be unreasonably withheld) agree to less favorable treatment, each holder of an Allowed Administrative Claim shall be paid in full in Cash on the unpaid portion of its Allowed Administrative Claim on the latest of: (1) on or as soon as reasonably practicable after the Effective Date if such Administrative Claim is Allowed as of the Effective Date; (2) on or as soon as reasonably practicable after the date such Administrative Claim is Allowed; and (3) the date such Allowed Administrative Claim becomes due and payable, or as soon thereafter as is reasonably practicable; provided that Allowed Administrative Claims that arise in the ordinary course of the Debtors’ businesses shall be paid in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed by Final Order.

B.       Professional Claims

(1)	Professional Fee Escrow

As soon as reasonably practicable after the Confirmation Date and no later than the Effective Date, the Debtors shall establish the Professional Fee Escrow Account. The Debtors shall fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount. The Professional Fee Escrow Account shall be funded no later than the Effective Date and maintained in trust for the Professionals and shall not be considered property of the Debtors’ Estates; provided that the Reorganized Debtors shall have a reversionary interest in the excess, if any, of the amount of the Professional Fee Escrow Account over the aggregate Allowed Professional Claims to be paid from the Professional Fee Escrow Account.

(2)	Final Fee Applications and Payment of Professional Claims

All final requests for payment of Professional Claims incurred during the period from the Petition Date through the Effective Date, shall be Filed no later than 60 days after the Effective Date. All Entities’ respective rights (if any) to object to allowance or payment of all or any portion of any Professional Claims shall be preserved. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules and prior Bankruptcy Court orders, the Allowed amounts of such Professional Claims shall be determined by the Bankruptcy Court. The amount of Professional Claims owing to the Professionals shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow Account when such Claims are Allowed by a Final Order. To the extent that funds held in the Professional Fee Escrow Account are unable to satisfy the Allowed amount of Professional Claims owing to the Professionals, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in accordance with Article II.A of the Plan. After all Professional Claims have been either paid in full or Disallowed, the Final Order allowing such Professional Claims shall direct the escrow agent to return any excess amounts to the Reorganized Debtors.

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(3)	Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in or otherwise limited by the Plan, from and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Reorganized Debtors after the Effective Date. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code, or the Ordinary Course Professionals Order in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional or Ordinary Course Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

C.       Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim and the applicable Debtor(s) with the consent of the Required Consenting Noteholders (which consent shall not be unreasonably withheld) agree to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in accordance with the terms of any agreement between the Debtors and the holder of such Claim, or as may be due and payable under applicable non-bankruptcy law, or in the ordinary course of business. In the event an Allowed Priority Tax Claim is also a Secured Tax Claim, such Claim shall, to the extent it is Allowed, be treated as an Other Secured Claim if such Claim is not otherwise paid in full.

D.       Statutory Fees

All fees due and payable pursuant to section 1930 of Title 28 of the U.S. Code prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Debtor or Reorganized Debtor shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s or Reorganized Debtor’s case being closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

III.	CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

A.       Classification of Claims and Interests

Claims and Interests, except for Administrative Claims, Professional Claims, and Priority Tax Claims, are classified in the Classes set forth in this Article III. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors (i.e., there will be nine Classes for each Debtor other than, for the avoidance of doubt, Class 6, which shall exist solely at EVEP, EV Energy GP, and EV Management); provided that any Class that does not contain any Allowed Claims or Allowed Interests with respect to a particular Debtor will be treated in accordance with Article III.D below.

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Below is a chart assigning each Class a number for purposes of identifying each separate Class.

Class	Claim or Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
3	RBL Facility Claims	Impaired	Entitled to Vote
4	Senior Notes Claims	Impaired	Entitled to Vote
5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
6	Existing EVEP Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)
7	Intercompany Claims	Unimpaired/Impaired	Not Entitled to Vote (Presumed to Accept / Deemed to Reject)
8	Intercompany Interests	Unimpaired/Impaired	Not Entitled to Vote (Presumed to Accept / Deemed to Reject)
9	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Classes of Claims and Interests

Except to the extent that the Debtors, with the consent of the Required Consenting Noteholders (which consent shall not be unreasonably withheld), and a holder of an Allowed Claim or Allowed Interest, as applicable, agree to less favorable treatment, such holder shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such holder’s Allowed Claim or Allowed Interest. Unless otherwise indicated, the holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter, or, if payment is not due, in accordance with its terms in the ordinary course.

(1)	Class 1 — Other Secured Claims

(a)	Classification: Class 1 consists of any Other Secured Claims against any Debtor.

(b)	Treatment: To the extent that any Allowed Other Secured Claims exist, on or as soon as practicable after the Effective Date, holders of such Other Secured Claims Allowed as of the Effective Date, if not paid previously, shall, at the option of the Debtors, with the consent of the Required Consenting Noteholders, either:

(i)	be satisfied by payment in full in Cash;

(ii)	have their Other Secured Claims Reinstated pursuant to section 1124 of the Bankruptcy Code; or

(iii)	receive such other recovery as is necessary to satisfy section 1129 of the Bankruptcy Code.

(c)	Voting: Class 1 is Unimpaired. Holders of Allowed Other Secured Claims in Class 1 are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Therefore, each holder of an Allowed Other Secured Claim in Class 1 is not entitled to vote to accept or reject the Plan.

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(2)	Class 2 — Other Priority Claims

(a)	Classification: Class 2 consists of any Other Priority Claims against any Debtor.

(b)	Treatment: Each holder of an Allowed Other Priority Claim shall be paid in full in Cash of the unpaid portion of its Other Priority Claim on the Effective Date or as soon as reasonably practicable thereafter, or, if payment is not due, in accordance with its terms in the ordinary course, or otherwise receive treatment consistent with the provisions of Bankruptcy Code section 1129(a), in each case, as determined by the Debtors with the consent of the Required Consenting Noteholders, not to be unreasonably withheld.

(c)	Voting: Class 2 is Unimpaired. Holders of Allowed Other Priority Claims in Class 2 are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Therefore, each holder of an Allowed Other Priority Claim in Class 2 is not entitled to vote to accept or reject the Plan.

(3)	Class 3 — RBL Facility Claims

(a)	Classification: Class 3 consists of all RBL Facility Claims.

(b)	Allowance: On the Effective Date, the RBL Facility Claims shall be allowed in the aggregate principal amount of not less than $269,000,000, plus the principal amount of loans borrowed under the RBL Credit Agreement after March 13, 2018 (which shall include the face amount of any letters of credit drawn after the Petition Date), plus accrued and unpaid interest as of the Effective Date, plus the face amount of any letters of credit issued under the RBL Credit Agreement as of the Effective Date, plus all fees (including agency fees), expenses and other amounts that constitute Secured Obligations (as defined in the RBL Guarantee and Collateral Agreement), including any RBL Claims arising under Secured Swap Agreements (as defined in the RBL Guarantee and Collateral Agreement), and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaims, crossclaims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or entity.

(c)	Treatment: On the Effective Date, in full and final satisfaction, settlement, release, and discharge of and in exchange for the RBL Facility Claims, each holder of an Allowed RBL Facility Claim (other than RBL Claims arising under Secured Swap Agreements (as defined in the RBL Guarantee and Collateral Agreement) shall receive either:

(i)	if such holder of an Allowed RBL Facility Claim votes to accept the Plan, (a) new revolving loans under the Amended RBL Credit Facility in an amount equal to the principal amount of loans under the RBL Credit Agreement held by such holder as of the Effective Date, (b) Cash in an amount equal to the accrued but unpaid interest and letter of credit fees payable to such holder (including in its capacity as issuing bank of any letters of credit) under the RBL Credit Agreement as of the Effective Date, and (c) unfunded commitments and letter of credit participation under the Amended RBL Credit Agreement equal to the unfunded commitments (if any) and letter of credit participation of such Consenting RBL Lender as of the Effective Date (it being understood that the unfunded commitments and letter of credit participations of Non-Consenting RBL Lenders shall not be reallocated amongst the Consenting RBL Lenders and the Reorganized Debtors shall cash collateralize the letter of credit participations of such Non-Consenting RBL Lenders); or

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(ii)	if such holder of an Allowed RBL Facility Claim (x) votes to reject the Plan or (y) fails to properly submit a ballot, (i) Alternative Term Loans in an amount equal to the principal amount of loans under the RBL Credit Agreement held by such holder as of the Effective Date and (ii) Cash in an amount equal to the accrued but unpaid interest payable to such Non-Consenting RBL Lender under the RBL Credit Agreement as of the Effective Date.

To the extent a Secured Swap Agreement is terminated and results in an RBL Facility Claim, such RBL Facility Claim will be paid in full in Cash on the Effective Date. All letters of credit issued and outstanding under the RBL Credit Agreement as of the Effective Date shall be deemed issued and outstanding under the Amended RBL Credit Agreement on and after the Effective Date.

(d)	Voting: Class 3 is Impaired. Each holder of an Allowed RBL Facility Claim in Class 3 is entitled to vote to accept or reject the Plan.

(4)	Class 4 — Senior Notes Claims

(a)	Classification: Class 4 consists of all Senior Notes Claims.

(b)	Allowance: The Senior Notes Claims shall be Allowed in the aggregate principal amount of $343,348,000, plus accrued and unpaid interest as of the Petition Date.

(c)	Treatment: On the Effective Date, and following consummation of the Restructuring Transactions, in full and final satisfaction, settlement, release, and discharge of and in exchange for the Senior Notes Claims, each holder of an Allowed Senior Notes Claim will own its Pro Rata share of 95 percent of the New Common Stock (subject to dilution by the MIP Shares and shares of New Common Stock issued pursuant to the New Warrants).

(d)	Voting: Class 4 is Impaired. Each holder of an Allowed Notes Claim in Class 4 is entitled to vote to accept or reject the Plan.

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(5)	Class 5 — General Unsecured Claims

(a)	Classification: Class 5 consists of all General Unsecured Claims.

(b)	Treatment: On the Effective Date or as soon as reasonably practicable thereafter, except to the extent that a holder of an Allowed General Unsecured Claim has already been paid during the Chapter 11 Cases or such holder agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for its Allowed General Unsecured Claim, each holder of an Allowed General Unsecured Claim shall receive, at the Debtors’ option:

(i)	if such Allowed General Unsecured Claim is due and payable on or before the Effective Date, payment in full, in Cash, of the unpaid portion of its Allowed General Unsecured Claim;

(ii)	if such Allowed General Unsecured Claim is not due and payable before the Effective Date, payment in the ordinary course of business consistent with past practices; or

(iii)	other treatment, as may be agreed upon by the Debtors, the Required Consenting Noteholders, and the holder of such Allowed General Unsecured Claim, such that the Allowed General Unsecured Claim shall be rendered Unimpaired pursuant to section 1124(1) of the Bankruptcy Code.

(c)	Voting: Class 5 is Unimpaired. Holders of Allowed General Unsecured Claims in Class 5 are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Therefore, each holder of an Allowed General Unsecured Claim in Class 5 is not entitled to vote to accept or reject the Plan.

(6)	Class 6 — Existing EVEP Equity Interests

(a)	Classification: Class 6 consists of all Existing EVEP Equity Interests.

(b)	Treatment: On the Effective Date, all Existing EVEP Equity Interests will be canceled, released, and extinguished and will be of no further force or effect, and holders of Existing EVEP Equity Interests will not receive any distribution on account of such Interests. Notwithstanding the foregoing, on the Effective Date, holders of Existing EVEP Equity Interests shall receive their Pro Rata (based on their ultimate economic interests at the EVEP level) share of: (i) five percent of the New Common Stock (subject to dilution by the MIP Shares and New Common Stock issued pursuant to the New Warrants); and (ii) the New Warrants.

(c)	Voting: Class 6 is Impaired. Each holder of an Existing EVEP Equity Interest will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each holder of an Existing EVEP Equity Interest will not be entitled to vote to accept or reject the Plan.

(7)	Class 7 — Intercompany Claims

(a)	Classification: Class 7 consists of all Intercompany Claims.

(b)	Treatment: Intercompany Claims may be Reinstated as of the Effective Date or, at the Debtors’ (with the consent of the Required Consenting Noteholders, which consent shall not be unreasonably withheld) or the Reorganized Debtors’ option, be cancelled, and no distribution shall be made on account of such Claims.

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(c)	Voting: Class 7 is either Unimpaired, in which case the holders of Allowed Intercompany Claims in Class 7 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired, and not receiving any distribution under the Plan, in which case the holders of such Allowed Intercompany Claims in Class 7 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each holder of an Allowed Intercompany Claim in Class 7 will not be entitled to vote to accept or reject the Plan.

(8)	Class 8 — Intercompany Interests

(a)	Classification: Class 8 consists of all Intercompany Interests.

(b)	Treatment: Intercompany Interests may be Reinstated as of the Effective Date or, at the Debtors’ (with the consent of the Required Consenting Noteholders) or the Reorganized Debtors’ option, be cancelled, and no distribution shall be made on account of such Interests.

(c)	Voting: Class 8 is either Unimpaired, in which case the holders of Allowed Intercompany Interests in Class 8 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired, and not receiving any distribution under the Plan, in which case the holders of such Allowed Intercompany Interests in Class 8 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each holder of an Allowed Intercompany Interest in Class 8 will not be entitled to vote to accept or reject the Plan.

(9)	Class 9 — Section 510(b) Claims

(a)	Classification: Class 9 consists of all Section 510(b) Claims.

(b)	Treatment: On the Effective Date, each Section 510(b) Claim shall be cancelled without any distribution and such holders of Section 510(b) Claims will receive no recovery. The Debtors are not aware of any valid Section 510(b) Claims and believe that no such Section 510(b) Claims exist.

(c)	Voting: Class 9 is Impaired. Each holder of a 510(b) Claim will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each holder of a 510(b) Claim will not be entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise specifically provided in this Plan, nothing herein shall be deemed to affect, diminish, or impair the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Reinstated Claim or Unimpaired Claim, including, but not limited to, legal and equitable defenses to setoffs or recoupment against Reinstated Claims or Unimpaired Claims; and, except as otherwise specifically provided in this Plan, nothing herein shall be deemed to be a waiver or relinquishment of any Claim, Cause of Action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Petition Date, against or with respect to any Claim left Unimpaired or Reinstated by this Plan. Except as otherwise specifically provided in this Plan, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff, and other legal or equitable defenses which they had immediately prior to the Petition Date fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights with respect to any Reinstated Claim or Unimpaired Claim may be asserted after the Confirmation Date and the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

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D.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest, or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing, shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no holder of Claims or Interests eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by the holders of such Claims or Interests in such Class.

F.	Presumed Acceptance or Rejection of the Plan

To the extent Class 7 Intercompany Claims and Class 8 Intercompany Interests are cancelled, each holder of a Claim or Interest in Class 7 or 8 is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and is not entitled to vote to accept or reject the Plan. To the extent Class 7 Intercompany Claims and Class 8 Intercompany Interests are Reinstated, each holder of a Claim or Interest in Class 7 or 8 is presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and is not entitled to vote to accept or reject the Plan.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors, with the consent of the Required Consenting Noteholders and the Required Consenting RBL Lenders, reserve the right to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by (1) modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules and (2) withdrawing the Plan as to an individual Debtor at any time before the Confirmation Date.

H.	Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by holders of Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the holders of the New Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the holders of Allowed Claims. For the avoidance of doubt, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests prior to the Effective Date (subject to the Restructuring Transactions).

I.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors, with the consent of the Required Consenting Noteholders, or Reorganized Debtors, as applicable, reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

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IV.	PROVISIONS FOR IMPLEMENTATION OF THE PLAN

A.	Restructuring Transactions

The following transactions (together with any other transactions described in, approved by, contemplated by, or necessary to effectuate the RSA and the Plan, the “Restructuring Transactions”) shall occur:

•	On the Effective Date: (1) the Contributing Noteholders will contribute all of their Contributed Senior Notes Claims to EV NewCo Parent, in exchange for New Common Stock representing in the aggregate all of the then outstanding New Common Stock (each Contributing Noteholder will receive its Pro Rata share of the New Common Stock); (2) EV Midstream, LP (which will make a “check the box” election to be taxed as a corporation subsequent to the transfer of its equity to EV NewCo Acquisition) will transfer $790,000 to EV NewCo Parent in exchange for 79 percent of New Class A Preferred; and (3) the remaining 21 percent of the New Class A Preferred will be distributed to one or more employees of the Reorganized Debtors (or EnerVest) and/or members of the New Board that do not own any Existing Equity Interests, as determined by the Debtors and the Required Consenting Noteholders. The New Class A Preferred is expected to be issued in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, under section 1145 of the Bankruptcy Code, or to the extent unavailable, another available exemption from registration.

•	In connection with the prior step, EV NewCo Parent will contribute to EV NewCo Acquisition: (a) the Contributed Senior Notes Claims; (b) an amount of New Common Stock sufficient to satisfy the Allowed Senior Notes Claims, other than Contributed Senior Notes Claims, and Allowed Existing EVEP Equity Interests in accordance with Article III.B; and (c) New Warrants, in exchange for common stock in EV NewCo Acquisition representing in the aggregate all of the then outstanding common stock of EV NewCo Acquisition.

•	On the Effective Date, EV NewCo Acquisition will acquire all of the assets of EVEP in exchange for (x) full and final satisfaction of the Contributed Senior Notes Claims, (y) the New Common Stock, and (z) the New Warrants.

•	On the Effective Date, in accordance with Article III.B, EVEP will distribute to the Remaining Senior Noteholders New Common Stock in exchange for full and final satisfaction of the Senior Notes Claims held by the Remaining Senior Noteholders.

•	On the Effective Date, in accordance with Article III.B, EVEP will distribute the (a) New Common Stock and (b) New Warrants, in liquidation of all Existing EVEP Equity Interests.

•	After the Effective Date, EV NewCo Parent will grant equity-based awards based on New Common Stock to management (MIP Shares) in accordance with the Management Incentive Plan.

At the conclusion of the Restructuring Transactions, the Senior Noteholders will directly own 95 percent of the New Common Stock and the holders of Existing Equity Interests will own five percent of the New Common Stock, subject in each case to dilution by the MIP Shares and the New Common Stock issued in respect of the New Warrants.

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On or about the Effective Date, the Debtors or the Reorganized Debtors shall take all actions as may be necessary or appropriate to effectuate the Restructuring Transactions, including: (1) the execution and delivery of any appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, formation, organization, dissolution, or liquidation containing terms that are consistent with the terms of the Plan, and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree, including, but not limited to the documents comprising the Plan Supplement; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable Entities agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; (4) such other transactions that are required to effectuate the Restructuring Transactions in the most tax efficient manner, including any contributions, mergers, consolidations, restructurings, conversions, dispositions, transfers, formations, organizations, dissolutions or liquidations; (5) the execution, delivery, and filing, if applicable, of the Exit Facilities Documents, the Registration Rights Agreement, and the New Warrant Agreement; (6) the adoption of the Management Incentive Plan, the reservation of the MIP Shares, and the grant of the Initial MIP Allocation, in each case, on the terms and conditions set by the New Board as soon as practicable after the Effective Date consistent with the MIP Term Sheet; and (7) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

B.	Sources of Consideration for Plan Distributions

The Reorganized Debtors shall fund distributions under the Plan as follows:

(1)	Cash on Hand

The Reorganized Debtors shall use Cash on hand to fund distributions to certain holders of Claims against the Debtors.

(2)	New Common Stock and New Warrants

On or as reasonably practicable after the Effective Date, EV NewCo Parent shall issue and distribute the New Common Stock and the New Warrants, to holders of Allowed Senior Notes Claims and Allowed Interests entitled to receive New Common Stock and New Warrants, pursuant to the Plan. The issuance of the New Common Stock, including the MIP Shares and the New Warrant Equity, and the New Warrants shall be authorized without the need for any further corporate action and without any further action by the Debtors, the Reorganized Debtors or EV NewCo Parent, or by holders of Allowed Senior Notes Claims or Allowed Interests. EV NewCo Parent’s New Organizational Documents shall authorize the issuance and distribution on the Effective Date of the New Common Stock and the New Warrants, to the applicable Distribution Agent for the benefit of holders of Allowed Claims and Allowed Interests in Class 4 and Class 6 (as applicable) in accordance with the terms of Article III of the Plan. All New Common Stock issued under the Plan, including the New Warrant Equity, shall be duly authorized, validly issued, fully paid, and non-assessable, and the holders of the New Warrants shall be deemed to be a party to, and bound by, the terms of the New Warrant Agreement (solely in their capacity as warrant holders of EV NewCo Parent), without further action or signature. Each of the Registration Rights Agreement and the New Warrant Agreement shall be effective as of the Effective Date and, as of such date, shall be deemed to be valid, binding, and enforceable in accordance with its terms.

(3)	Exit Facilities

On the Effective Date the Reorganized Debtors shall enter into the Exit Facilities, the terms of which, with respect to the Amended RBL Credit Facility, shall include an initial borrowing base of $325,000,000, less the amount of Alternative Term Loans, and the other terms of which will be set forth in the Exit Facilities Documents, as applicable. Confirmation of the Plan shall be deemed approval of the Exit Facilities and the Exit Facilities Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein, and authorization of the Reorganized Debtors to enter into and execute the Exit Facilities Documents and such other documents as may be required to effectuate the treatment afforded by the Exit Facilities. On the Effective Date, all of the Liens, mortgages and security interests securing the obligations under the RBL Credit Documents as of the Petition Date shall continue to secure the obligations arising under the Amended RBL Credit Agreement and the other Exit Facilities Documents and all such Liens, mortgages and security interests shall be unaltered (and not discharged) by the Plan and shall remain with the same force, priority and effect as existed prior to the Effective Date; provided the Amended RBL Credit Facility Agent may amend existing, or file new, mortgages. On the Effective Date, all such Liens, mortgages and security interests to be granted in accordance with the Exit Facilities Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facilities Documents, (c) shall be deemed perfected on the Effective Date as first priority Liens, mortgages or security interests subject only to such Liens and security interests as may be permitted under the Exit Facilities Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and Entities granted such Liens, mortgages and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens, mortgages and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

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(4)	New Class A Preferred

The New Class A Preferred will: (a) have a cumulative initial face amount of $1,000,000.00; (b) be entitled to a semiannual dividend (which shall be in kind unless EV NewCo Parent elects otherwise) at the annual rate of five percent unless mutually agreed otherwise by the Debtors and the Required Consenting Noteholders; (c) be entitled to vote to elect one director in the event that dividends with respect to such New Class A Preferred shall not have been paid for a period of two consecutive quarters (it being understood that payment of a dividend in kind shall not be a failure to pay such dividend); (d) shall not be able to be redeemed for a period of at least two years from the Effective Date; (e) shall be optionally redeemable by EV NewCo Parent (at any time after five years from the Effective Date); (f) shall be subject to redemption after 21 years from the Effective Date at the election of the holders; and (g) upon a sale, shall receive par plus any accrued dividends.

C.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided herein, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action, all Executory Contracts and Unexpired Leases assumed by any of the Debtors, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided herein, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and pursue, compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

D.	Cancellation of Senior Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except as otherwise provided in the Plan: (1) the obligations of the Debtors under the RBL Credit Agreement, the Indenture, and any Existing Equity Interests, certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of, or ownership interest in, the Debtors giving rise to any Claim or Interest shall be cancelled, other than an Intercompany Interest (as applicable), and the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation, or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors shall be released and discharged; provided that notwithstanding Confirmation or the occurrence of the Effective Date, any such agreement that governs the rights of the holder of an Allowed Claim shall continue in effect solely for purposes of enabling such holder to receive distributions under the Plan on account of such Allowed Claim as provided herein, provided, further, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under the Plan; provided, further, that nothing in this section shall effect a cancellation of any New Common Stock, New Warrants, MIP Shares, Intercompany Interests, or Intercompany Claims (except, with respect to Intercompany Interests and Intercompany Claims, to the extent otherwise provided herein).

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Notwithstanding Confirmation, the occurrence of the Effective Date or anything to the contrary herein, only such matters which by their express terms survive the termination of the RBL Credit Agreement and the Indenture shall survive the occurrence of the Effective Date, including (1) the rights of the RBL Agent to expense reimbursement, indemnification, and similar amounts and (2) the rights of the Indenture Trustee to reimbursement, indemnification, and similar amounts, including, without limitation, the Indenture Trustee’s rights to maintain, enforce, and exercise its charging lien.

On and after the Effective Date, all duties and responsibilities of the RBL Agent under the RBL Credit Agreement, and the Indenture Trustee under the Indenture, as applicable, shall be discharged unless otherwise specifically set forth in or provided for under the Plan, the Plan Supplement, or the Exit Facilities Documents. For the avoidance of doubt, nothing in this Article IV.D shall in any way affect the rights and duties of the RBL Agent or the Indenture Trustee to make or otherwise facilitate distributions on account of Allowed RBL Facility Claims or Allowed Senior Notes Claims, respectively.

If the record holder of the Senior Notes is DTC or its nominee or another securities depository or custodian thereof, and such Senior Notes are represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then each such holder of the Senior Notes shall be deemed to have surrendered such holder’s note, debenture or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof.

E.	New Omnibus Agreement

On the Effective Date, (1) the Existing Omnibus Agreement shall be terminated and be of no further force and effect, and (2) certain of the Reorganized Debtors and the EnerVest Omnibus Parties shall enter into the New Omnibus Agreement governing the reimbursement of general and administrative expenses incurred by the EnerVest Omnibus Parties on behalf of the Reorganized Debtors, which New Omnibus Agreement shall be consistent with the terms of the Restructuring Term Sheet and otherwise in form and substance acceptable to the Debtors, the Required Consenting Noteholders, and the EnerVest Omnibus Parties, and which also shall be subject to the consent of the RBL Agent (which consent shall not be unreasonably withheld).

F.	Corporate Action

On and after the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved by the Bankruptcy Court in all respects without any further corporate or equity holder action, including, as applicable: (1) the adoption and/or filing of the New Organizational Documents, the New Omnibus Agreement, and the Registration Rights Agreement; (2) the selection of the directors, managers, and officers for the Reorganized Debtors, including the appointment of the New Board of EV NewCo Parent and the management and boards (or other relevant governing body as provided for in the New Organizational Documents) for each of EV NewCo Parent’s subsidiaries; (3) the authorization, issuance, and distribution of New Class A Preferred, New Common Stock and New Warrants and the shares of New Common Stock (including any other securities issuable upon exercise of the New Warrants) issued upon the exercise of the New Warrants and the adoption of the New Warrant Agreement; (4) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (5) the entry into the Exit Facilities and the execution, delivery, and filing of the Exit Facilities Documents, as applicable; (6) implementation of the Restructuring Transactions; (7) the adoption of the Management Incentive Plan, the reservation of the MIP Shares, and the grant of the Initial MIP Allocation, in each case, on the terms and conditions set by the New Board as soon as practicable after the Effective Date consistent with the MIP Term Sheet; and (8) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date).

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Upon the Effective Date, all matters provided for in the Plan involving the corporate structure of the Reorganized Debtors, and any corporate action required by the Debtors or the other Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the Debtors or Reorganized Debtors. On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the other Reorganized Debtors shall be (or shall be deemed to have been) authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effectuate the Restructuring Transactions) in the name of and on behalf of the other Reorganized Debtors, including the Exit Facilities Documents, the New Organizational Documents and any and all other agreements, documents, Securities, and instruments relating to the foregoing, to the extent not previously authorized by the Bankruptcy Court. The authorizations and approvals contemplated by this Article IV.F shall be effective notwithstanding any requirements under non-bankruptcy law.

G.	Corporate Existence

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous formation, constituent, or governance documents) in effect before the Effective Date, except to the extent such certificate of incorporation or bylaws (or other analogous formation, constituent, or governance documents) is amended by the Plan or otherwise, and to the extent any such document is amended, such document is deemed to be amended pursuant to the Plan and requires no further action or approval (other than any requisite filings required under applicable state or federal law).

H.	Dissolution and Conversion of Certain Debtors

On the Effective Date, Debtors EVEP, EV Management, and EV Energy GP shall be dissolved without the need for any approvals, authorizations, or consents (provided that, subject in all respects to the terms of this Plan, the Reorganized Debtors shall have the power and authority to take any action necessary to wind down and dissolve the foregoing Debtors, and shall: (a) file a certificate of dissolution for such Debtors, together with all other necessary corporate and company documents, to effect such Debtors’ dissolution under the applicable laws of their states of formation; and (b) complete and file all final or otherwise required federal, state, and local tax returns and shall pay taxes required to be paid for such Debtors, and pursuant to section 505(b) of the Bankruptcy Code, request an expedited determination of any unpaid tax liability of any such Debtors or their Estates for any tax incurred during the administration of such Debtor’s Chapter 11 Case, as determined under applicable tax laws).

I.	Charter, Bylaws, and New Organizational Documents

On the Effective Date, or as soon thereafter as is reasonably practicable, the Reorganized Debtors shall amend or amend and restate, as applicable, their respective certificates of incorporation and bylaws (and other formation and constituent or governance documents relating to limited liability companies or other corporate forms, as applicable) as may be required to be consistent with the provisions of the Plan, the New Omnibus Agreement, the Registration Rights Agreement, the other New Organizational Documents, the New Warrant Agreement, the Governance Term Sheet, the New Warrant Term Sheet, and the Exit Facilities Documents, as applicable or appropriate, and the Bankruptcy Code. To the extent required under the Plan or applicable nonbankruptcy law, the Reorganized Debtors will file their respective New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in their respective states, provinces, or countries of incorporation in accordance with the corporate laws of the respective states, provinces, or countries of incorporation. The New Organizational Documents shall, among other things: (1) authorize the issuance of the New Class A Preferred, New Common Stock and the New Warrants and the shares of New Common Stock (including any other securities issuable upon exercise of the New Warrants) issued upon the exercise of the New Warrants; and (2) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity Securities. All holders of New Class A Preferred and New Common Stock will be bound to the certificate of incorporation and bylaws governing EV NewCo Parent as shareholder under applicable Delaware law. After the Effective Date, each Reorganized Debtor may amend and restate its certificate of incorporation and other formation and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of the New Omnibus Agreement, the Registration Rights Agreement, the other New Organizational Documents, and the New Warrant Agreement.

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J.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors (or other relevant governing body as provided for in the New Organizational Documents) of each of the Reorganized Debtors, shall be authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Exit Facilities Documents, the New Omnibus Agreement, and the New Warrant Agreement, as applicable, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Plan.

K.	Section 1146(a) Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan (including the Restructuring Transactions) or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (2) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; (4) the grant of collateral as security for any or all of the Exit Facilities, as applicable; or (5) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan (including the Restructuring Transactions), shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

L.	Directors and Officers

The initial New Board shall have five to seven members, consisting of: (1) the Chief Executive Officer of EV NewCo Parent; and (2) four to six directors designated by the Required Consenting Noteholders. The members of the New Board will be identified as part of the Plan Supplement at or prior to the Confirmation Hearing consistent with section 1129(a)(5) of the Bankruptcy Code. On the Effective Date, except as otherwise provided in the Plan Supplement or announced on the record at the Confirmation Hearing, the existing officers of the Debtors shall serve in their current capacities for the Reorganized Debtors. From and after the Effective Date, each director, officer, or manager of the Reorganized Debtors shall serve pursuant to the terms of the respective Reorganized Debtor’s charters and bylaws or other formation and constituent documents (including, if applicable, any New Organizational Documents), policies and employment agreements, and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation. The members of the boards of directors or managers, as applicable, and the management of EV NewCo Parent’s subsidiaries shall be determined by the New Board and in accordance with the subsidiaries’ respective organization documents (including any New Organizational Documents).

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M.	Management Incentive Plan and Employee Compensation

On or as soon as practicable after the Effective Date, the New Board will adopt a Management Incentive Plan, pursuant to which the MIP Shares shall be reserved for grant to the participants in the Management Incentive Plan. The Initial MIP Allocation shall be allocated by the New Board on or as soon as reasonably practicable after the Effective Date in a manner mutually agreed by the Debtors and the Required Consenting Noteholders and on such terms and conditions as provided for herein and in the MIP Term Sheet and on such other terms and conditions as mutually agreed by the Debtors and the Required Consenting Noteholders. The award granted pursuant to the Initial MIP Allocation shall vest over the three-year period following the Effective Date, with one-third of such Initial MIP Allocation vesting on each of the first three anniversaries of the Effective Date, subject to the participant’s continued employment on any applicable vesting date. In addition to the time vesting component applicable to the entire award granted pursuant to the Initial MIP Allocation, the vesting of 50 percent of such award also shall be based on the attainment of specified metrics based upon the performance of the Reorganized Debtors, which metrics shall be mutually agreed by the Debtors and the Required Consenting Noteholders.

Any grants of the Additional MIP Shares shall be based upon the Reorganized Debtors’ post-emergence performance and be on such other terms as determined by the New Board. All of the MIP Shares shall be full value awards (i.e., restricted stock units (or its equivalent based upon the Reorganized Debtors’ corporate structure)). Confirmation shall be deemed approval of the Management Incentive Plan, without any further action or approval required by the Bankruptcy Court.

The Effective Date shall constitute a “Change of Control” under and as defined in connection with the EV Energy Partners, LP Long-Term Incentive Plan and the EV Energy Partners, LP 2016 Long-Term Incentive Plan (each as amended, modified, or supplemented from time to time), and, in accordance therewith, any outstanding and unvested Interests (including equity awards) granted under such plans will automatically vest on the Effective Date; provided that, notwithstanding anything to the contrary in such plans, under no circumstances shall the Debtors or Reorganized Debtors make any payments of Cash on account of any “Change of Control”; provided, further, that nothing in the foregoing shall prohibit the Debtors or Reorganized Debtors from paying, or reimbursing non-Debtor EnerVest Employee Services, LLC for, any applicable withholding taxes. For the avoidance of doubt, on the Effective Date (1) any Interests held by any participant in any such plan that automatically vest as set forth in the foregoing sentence shall be treated in accordance with Article III.B.6 of the Plan and (2) except as provided in the foregoing sentence, any prepetition employee compensation and benefit plan or agreement providing for the granting of Interests (including equity awards) shall be of no further force and effect and the Management Incentive Plan shall be the sole source for any equity-based awards by the Reorganized Debtors.

On the Effective Date, the Employment Agreements shall be amended to provide that EV NewCo Parent will be the counterparty to such agreements, and shall contain any other amendments that are acceptable to the Debtors, the Required Consenting Noteholders and the applicable employee that may be required to account for the new corporate structure of the Reorganized Debtors and the other terms of the Plan. For the avoidance of doubt, all Employment Agreements, as so amended, shall be assumed on the Effective Date.

N.	Compensation and Benefit Programs

On the Effective Date, subject to the terms of the New Omnibus Agreement or such other written agreement that may be entered into on the Effective Date between the Reorganized Debtors and the EnerVest Parties (or their affiliates), which agreement shall be in form and substance acceptable to the Debtors, the Required Consenting Noteholders, and the EnerVest Parties (and which agreement shall also be subject to the consent of the RBL Agent (such consent not to be unreasonably withheld)), the EnerVest Parties (or their affiliates) may continue to provide payroll processing, employee benefits and other related services substantially similar to those in effect as of March 13, 2018, to or for the benefit of the Reorganized Debtors. Notwithstanding the foregoing, on the Effective Date or as necessary or appropriate thereafter, the Reorganized Debtors may adopt one or more new compensation and benefits plans and/or hire a third-party benefits provider to provide and/or administer such plans. Any new compensation and benefits plans that are adopted on the Effective Date, and/or any agreement with any third-party benefits provider entered into on the Effective Date, shall be in form and substance acceptable to the Debtors and the Required Consenting Noteholders. Any new compensation and benefits plans that are adopted after the Effective Date, and/or any agreement with any third-party benefits provider entered into after the Effective Date, shall be as determined by the New Board.

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O.	Preservation of Causes of Action

Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan, including pursuant to Article VIII of the Plan, or a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided herein. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan, including pursuant to Article VIII of the Plan, or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. For the avoidance of doubt, in no instance will any Cause of Action preserved pursuant to this Article IV.O include any claim or Cause of Action with respect to, or against, a Released Party.

In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action preserved pursuant to the first paragraph of this Article IV.O that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The applicable Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to or action, order, or approval of the Bankruptcy Court.

P.	Release of Avoidance Actions

On the Effective Date, and except to the extent otherwise reserved in the Plan Supplement, the Debtors, on behalf of themselves and their estates, shall release any and all Avoidance Actions and the Debtors and the Reorganized Debtors, and any of their successors or assigns and any Entity acting on behalf of the Debtors or the Reorganized Debtors, shall be deemed to have waived the right to pursue any and all Avoidance Actions. No Avoidance Actions shall revert to creditors of the Debtors.

Q.	RBL Agent Expenses

On the Effective Date, the Debtors shall distribute Cash to the RBL Agent in an amount equal to the RBL Agent Expenses. If the Debtors or the Reorganized Debtors dispute the reasonableness of the RBL Agent Expenses, the Debtors, the Reorganized Debtors, or the RBL Agent, as applicable, may submit such dispute to the Bankruptcy Court for a determination of the reasonableness of such fees or expenses and the disputed portion of the RBL Agent Expenses shall not be paid until the dispute is resolved. The undisputed portion of the RBL Agent Expenses shall be paid as provided herein. For the avoidance of doubt, the RBL Agent shall not be required to file a Proof of Claim on account of either RBL Facility Claims or the RBL Agent Expenses.

R.	Indenture Trustee Expenses and Certain Indenture Trustee Rights

Notwithstanding anything herein to the contrary, distributions under the Plan on account of the Senior Notes Claims shall be subject to the rights of the Indenture Trustee under the Indenture, including the right of the Indenture Trustee to assert and exercise their charging lien.  To allow the holders of Senior Notes Claims to receive the full treatment set forth in this Plan without reduction by the charging lien or the Indenture Trustee Expenses, the Debtors or Reorganized Debtors shall, on account of the Senior Notes Claims, pay to the Indenture Trustee the Indenture Trustee Expenses owed to the Indenture Trustee that are incurred through the Effective Date.  If the Debtors or the Reorganized Debtors dispute the reasonableness of the Indenture Trustee Expenses, the Debtors, the Reorganized Debtors, or the Indenture Trustee, as applicable, may submit such dispute to the Bankruptcy Court for a determination of the reasonableness of such fees or expenses and the disputed portion of the Indenture Trustee Expenses shall not be paid until the dispute is resolved.  The undisputed portion of the Indenture Trustee Expenses shall be paid as provided herein.  For the avoidance of doubt, the Indenture Trustee shall not be required to file a Proof of Claim on account of either Senior Notes Claims or the Indenture Trustee Expenses.

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V.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, each Executory Contract and Unexpired Lease shall be deemed assumed by the applicable Debtor, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease: (1) has been previously assumed or rejected; (2) previously expired or has been terminated pursuant to its own terms; (3) is the subject of a motion or notice to assume or assume and assign Filed on or before the Confirmation Date; or (4) is designated specifically, or by category, on the Schedule of Rejected Executory Contracts and Unexpired Leases. The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates. The Confirmation Order will constitute an order of the Bankruptcy Court approving the above-described assumptions and assignments.

To the maximum extent permitted by law, to the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

B.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary amounts by which any Executory Contract or Unexpired Lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Reorganized Debtors upon assumption thereof in the ordinary course of business. If the counterparty to an Executory Contract or Unexpired Lease that, after the Petition Date, received a notice of the Debtors’ intention to assume such Executory Contract or Unexpired Lease, believes any amounts are due as a result of the Debtors’ default under the obligations of such Executory Contract or Unexpired Lease, it shall assert a Cure Claim against the Debtors or Reorganized Debtors, as applicable, in the ordinary course of business, subject to all defenses the Debtors or Reorganized Debtors may have with respect to such Cure Claim. Any Cure Claim shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the applicable Cure Claim; provided that nothing herein shall prevent the Reorganized Debtors from paying any Cure Claim despite the failure of the relevant counterparty to file such request for payment of such Cure Claim. The Debtors, with the consent of the Required Consenting Noteholders, or the Reorganized Debtors, as applicable, may settle any Cure Claims without any further notice to or action, order, or approval of the Bankruptcy Court.

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As set forth in the notice of the Debtors’ intention to assume Executory Contracts or Unexpired Leases, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan, including an objection regarding the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), must have been filed with the Bankruptcy Court by the deadline set by the Bankruptcy Court for objecting to Confirmation of the Plan, or such other deadline as may have been established by order of the Bankruptcy Court. To the extent any such objection was heard by the Bankruptcy Court at the Confirmation Hearing, such objection may be heard at a subsequent omnibus hearing. Any counterparty to an Executory Contract or Unexpired Lease that did not timely object to the proposed assumption of any Executory Contract or Unexpired Lease by the deadline established by the Bankruptcy Court will be deemed to have consented to such assumption.

In the event of a dispute regarding (1) the amount of any Cure Claim, (2) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption or the payment of Cure Claims required by section 365(b)(1) of the Bankruptcy Code, payment of a Cure Claim, if any, shall occur as soon as reasonably practicable after entry of a Final Order or Final Orders resolving such dispute and approving such assumption. The Debtors (with the consent of the Required Consenting Noteholders), or Reorganized Debtors, as applicable, reserve the right at any time to move to reject any Executory Contract or Unexpired Lease based upon the existence of any unresolved dispute or upon a resolution of such dispute that is unfavorable to the Debtors or Reorganized Debtors.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise, and full payment of any applicable Cure Claims pursuant to this Article V.B, shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the date that the Debtors assume such Executory Contract or Unexpired Lease. Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed Disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

C.	Rejection Damages Claims

Each Executory Contract and Unexpired Lease, if any, set forth on the Schedule of Rejected Executory Contracts and Unexpired Leases shall be deemed rejected, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases at any time through and including the Effective Date.

Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be filed with the Bankruptcy Court within 30 days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Subject to further Bankruptcy Court order, any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed within such time will be automatically Disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates, or property of the foregoing parties, without the need for any objection by the Debtors or the Reorganized Debtors, as applicable, or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in a Proof of Claim to the contrary. Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B(5) of the Plan.

Except as otherwise provided herein or agreed to by the Debtors (with the consent of the Required Consenting Noteholders) and the applicable counterparty, each rejected Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

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D.	Indemnification

The Debtors and Reorganized Debtors shall assume the Indemnification Provisions for the current and former directors and the officers, in their capacities as such, and such Indemnification Provisions shall not be modified, reduced, discharged, impaired, or otherwise affected in any way. Notwithstanding the foregoing, nothing shall impair the ability of Reorganized Debtors to modify indemnification provisions (whether in the bylaws, certificates or incorporate or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts, or otherwise) arising after the Effective Date; provided that none of the Reorganized Debtors shall amend and/or restate any New Organizational Documents before or after the Effective Date to terminate or adversely affect any of the Indemnification Provisions.

E.	Insurance Policies

Notwithstanding anything in the Plan, the Disclosure Statement, or the Plan Supplement to the contrary, all of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto, including all D&O Liability Insurance Policies (including tail coverage liability insurance). Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of all such insurance policies, including the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of insurance policies, including the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan as to which no Proof of Claim need be filed, and shall survive the Effective Date.

After the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce, modify or restrict in any way, the coverage under any D&O Liability Insurance Policy (including such tail coverage liability insurance) in effect as of the Effective Date, and all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Effective Date of the Plan shall be entitled to the full benefits of any such policy, pursuant to the terms of such policy, for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date of the Plan.

F.	Contracts and Leases After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed under section 365 of the Bankruptcy Code, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Such contracts and leases that are not rejected under the Plan shall survive and remain unaffected by entry of the Confirmation Order.

G.	Reservation of Rights

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Debtor or Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

H.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

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VI.	PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or, if a Claim or Interest is not an Allowed Claim or an Allowed Interest on the Effective Date, on the date that such Claim or Interest becomes Allowed or as soon as reasonably practicable thereafter), each holder of an Allowed Claim or an Allowed Interest shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Interests in each applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Disputed Interests, distributions on account of any such Disputed Claims or Disputed Interests shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as otherwise provided in the Plan, holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.	Distributions to Be Made Under the Plan

Except as otherwise provided in the Plan, all distributions made under the Plan shall be made by the Reorganized Debtors on the Effective Date or as soon as reasonably practicable thereafter, except that distributions to holders of Allowed Claims or Allowed Interests governed by a separate agreement and administered by a Servicer shall be deposited with the appropriate Servicer, at which time such distributions shall be deemed complete, and the Servicer shall deliver such distributions in accordance with the Plan and the terms of the governing agreement; provided that New Common Stock and New Warrants shall be distributed by a third-party disbursing agent designated by the Debtors. Distributions to holders of RBL Facility Claims shall only be made to the holders as of the Distribution Record Date, as determined by the register of the RBL Agent.

The Reorganized Debtors and any Servicer, to the extent it provides services related to distributions pursuant to the Plan, shall only be required to act and make distributions in accordance with the terms of the Plan and shall have no (x) liability for actions taken in accordance with the Plan or in reliance upon information provided to them in accordance with the Plan, or (y) obligation or liability for distributions under the Plan to any party who does not hold an Allowed Claim or an Allowed Interest as of the Distribution Record Date or who does not otherwise comply with the terms of the Plan.

To the extent a Servicer provides services related to distributions pursuant to the Plan, it shall be entitled to reasonable and customary compensation from the Reorganization Debtors for such services and reimbursement for reasonable and customary expenses incurred in connection with such services.

C.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

(1)	Delivery of Distributions

(a)	Delivery of Distributions to the RBL Agent

Except as otherwise provided in the Plan, all distributions to holders of RBL Facility Claims shall be governed by the RBL Credit Agreement and shall be deemed completed when made to the RBL Agent, which shall be deemed to be the holder of all RBL Facility Claims for purposes of distributions to be made hereunder. The RBL Agent shall hold or direct such distributions for the benefit of the holders of Allowed RBL Facility Claims, as applicable. As soon as practicable in accordance with the requirements set forth in this Article VI, the RBL Agent shall arrange to deliver such distributions to or on behalf of such holders of Allowed RBL Facility Claims.

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(b)	Delivery of Distributions to the Indenture Trustee

Except as otherwise provided in the Plan, all distributions to holders of Senior Notes Claims shall be governed by the Indenture and shall be deemed completed when made to the Indenture Trustee, which shall be deemed to be the holder of all Senior Notes Claims for purposes of distributions to be made hereunder. The Indenture Trustee shall hold or direct such distributions for the benefit of the holders of Allowed Senior Notes Claims, as applicable. As soon as practicable in accordance with the requirements set forth in this Article VI, the Indenture Trustee shall arrange to deliver such distributions to or on behalf of such holders of Allowed Senior Notes Claims. Notwithstanding anything to the contrary in the Plan, the distribution of New Common Stock shall be made through the facilities of DTC in accordance with the customary practices of DTC for a mandatory distribution, as and to the extent practicable, and the Distribution Record Date shall not apply. In connection with such distribution, the Indenture Trustee shall deliver instructions to DTC instructing DTC to effect distributions on a Pro Rata basis as provided under the Plan with respect to the Senior Notes Claims.

(c)	Delivery of New Warrants

Notwithstanding anything to the contrary in the Plan, the distribution of New Warrants (provided the New Warrants are DTC-eligible and the Debtors elect, subject to approval by the Required Consenting Noteholders, to deliver such New Warrants through the facilities of DTC) shall be made through the facilities of DTC in accordance with the customary practices of DTC for a mandatory distribution, as and to the extent practicable, and the Distribution Record Date shall not apply. To the extent the New Warrants are not delivered through the facilities of DTC, the Debtors shall facilitate registration of the New Warrants into the names of the relevant beneficial owners as soon as practicable following the Effective Date.

(d)	Delivery of Distributions in General

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims (other than holders of RBL Facility Claims or Senior Notes Claims) or Allowed Interests shall be made to holders of record as of the Distribution Record Date by the Reorganized Debtors or a Servicer, as appropriate: (1) to the signatory set forth on any of the Proofs of Claim Filed by such holder or other representative identified therein (or at the last known addresses of such holder if no Proof of Claim is Filed or if the Debtors have been notified in writing of a change of address on or before the date that is 10 days before the Effective Date, to the changed address); (2) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors after the date of any related Proof of Claim; (3) at the address of such holder as set forth in the books and records of the applicable Debtor (or if the Debtors have been notified in writing of a change of address on or before the date that is 10 days before the Effective Date, to the changed address); or (4) on any counsel that has appeared in the Chapter 11 Cases on the holder’s behalf. Subject to this Article VI, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtors, the Reorganized Debtors, or any Servicer making distributions shall not incur any liability whatsoever on account of any distributions under the Plan except for gross negligence or willful misconduct.

(2)	Minimum Distributions

No fractional shares of New Common Stock or New Warrants shall be distributed, and no Cash or other consideration shall be distributed in lieu of such fractional amounts of New Common Stock or New Warrants. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock or New Warrants that is not a whole number, the actual distribution of shares of New Common Stock or New Warrants, as applicable, shall be rounded as follows: (a) fractions of one-half or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half shall be rounded to the next lower whole number with no further payment therefore. The total number of authorized shares of New Common Stock and New Warrants to be distributed pursuant to the Plan shall be adjusted as necessary to account for the foregoing rounding. Any distributions of Cash may include amounts that are not whole numbers.

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(3)	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any holder is returned as undeliverable, no distribution to such holder shall be made unless and until the Reorganized Debtors have determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall be redistributed Pro Rata as provided under the Plan (it being understood that, for purposes of this Article VI.C(3), “Pro Rata” shall be determined as if the Claim underlying such unclaimed distribution had been Disallowed) and all other unclaimed property or interests in property shall revert to the Reorganized Debtors without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any holder to such property or Interest in property shall be discharged and forever barred.

(4)	Securities Registration Exemption

All shares of the New Common Stock and the New Warrants issued to (i) holders of Senior Notes Claims and (ii) holders of Existing EVEP Equity Interests, as applicable, on account of their Allowed Claims and Interests and all New Common Stock (including any other securities issuable upon exercise of the New Warrants) issued upon the exercise of the New Warrants, will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on section 1145(a) of the Bankruptcy Code, or, only to the extent such exemption under section 1145(a) of the Bankruptcy Code is not available, any other available securities law exemption. Recipients of the New Common Stock and the New Warrants are advised to consult with their own legal advisors as to the availability of any exemption from registration under the Securities Act and any applicable state Blue Sky Law, or similar federal, state or local law.

Under section 1145 of the Bankruptcy Code, any securities issued under the Plan that are exempt from registration pursuant to section 1145(a) of the Bankruptcy Code may be resold without registration under the Securities Act or any similar federal, state or local law pursuant to the exemption provided by Section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such Securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt Securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the New Common Stock, the New Warrants or the New Common Stock (or other securities issuable upon exercise of the New Warrants) issued upon the exercise of the New Warrants through the facilities of the DTC, none of the Debtors, the Reorganized Debtors or any other Person shall be required to provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Common Stock and the New Warrants under applicable securities laws.

The DTC shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether the New Common Stock, the New Warrants and/or shares of New Common Stock (including any other securities issuable upon exercise of New Warrants) issued upon the exercise of the New Warrants, are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Common Stock, the New Warrants and the shares of New Common Stock (including any other securities issuable upon exercise of the New Warrants) issued upon the exercise of the New Warrants, are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

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(5)	Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, or withholding distributions pending receipt of information necessary to facilitate such distributions. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

(6)	Allocations

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest as Allowed herein.

(7)	No Postpetition Interest on Claims

Unless otherwise specifically provided for in an order of the Bankruptcy Court, the Plan, or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims or Interests and no holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any such Claim.

(8)	Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

(9)	Surrender of Cancelled Instruments or Securities

On the Effective Date, each holder of a Certificate shall be deemed to have surrendered such Certificate to the Distribution Agent or a Servicer (to the extent the relevant Claim is governed by an agreement and administered by a Servicer). Such Certificate shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such Certificate. Notwithstanding the foregoing paragraph, this Article VI.C(9) shall not apply to any Claims and Interests Reinstated pursuant to the terms of the Plan.

D.	Setoffs

Except as otherwise expressly provided for herein, each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, no such set off shall be permitted against any Allowed RBL Facility Claim or Allowed Notes Claim or any distributions to be made pursuant to the Plan on account of such Allowed Claims; provided, further, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action that such Reorganized Debtor may possess against such holder. In no event shall any holder of Claims be entitled to set off any such Claim against any Claim, right, or Cause of Action of the Debtor or Reorganized Debtor (as applicable), unless such holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise.

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E.	Claims Paid or Payable by Third Parties

(1)	Claims Paid by Third Parties

A Claim shall be correspondingly reduced, and the applicable portion of such Claim shall be Disallowed without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives a payment on account of such Claim from a party that is not a Debtor or Reorganized Debtor; provided that the Debtors shall provide 21 days’ notice to the holder prior to any disallowance of such Claim during which period the holder may object to such disallowance, and if the parties cannot reach an agreed resolution, the matter shall be decided by the Bankruptcy Court. Subject to the last sentence of this paragraph, to the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall, within 14 days of receipt thereof, repay or return the distribution to the Reorganized Debtors to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such holder to timely repay or return such distribution shall result in the holder owing the Reorganized Debtors annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.

(2)	Claims Payable by Insurance Carriers

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court; provided that the Debtors shall provide 21 days’ notice to the holder of such Claim prior to any disallowance of such Claim during which period the holder may object to such disallowance, and if the parties cannot reach an agreed resolution, the matter shall be decided by the Bankruptcy Court.

(3)	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Notwithstanding anything to the contrary contained herein (including Article VIII), nothing contained in the Plan shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any Cause of Action that the Debtors or any other Entity may hold against any other Entity, including insurers, under any policies of insurance or applicable indemnity, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

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VII.	PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

A.	Proofs of Claim / Disputed Claims Process

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all General Unsecured Claims under the Plan, except as required by Article V.C of the Plan, holders of Claims need not file Proofs of Claim, and the Reorganized Debtors and the holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to the Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable. All Proofs of Claim filed in these Chapter 11 Cases, except those permitted by Article V.C, shall be considered objected to and Disputed without further action by the Debtors. Upon the Effective Date, all Proofs of Claim filed against the Debtors, regardless of the time of filing, and including Proofs of Claim filed after the Effective Date, shall be deemed withdrawn and expunged, other than as provided below. Notwithstanding anything in this Article VII.A, (1) all Claims against the Debtors that result from the Debtors’ rejection of an Executory Contract or Unexpired Lease, (2) disputes regarding the amount of any Cure pursuant to section 365 of the Bankruptcy Code, and (3) Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court.

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors by order of the Bankruptcy Court, shall have the sole authority: (1) to File, withdraw, or litigate to judgment objections to Claims; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

B.	Estimation of Claims

Before or after the Effective Date, the Debtors, with the consent of the Required Consenting Noteholders (which consent shall not be unreasonably withheld) or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Disputed Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Disputed, contingent, or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the relevant Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate distribution on account of such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such holder has Filed a motion requesting the right to seek such reconsideration on or before 21 days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

C.	Objections to Claims

Except insofar as a Claim is Allowed under the Plan, the Debtors, the Reorganized Debtors, or any other party in interest shall be entitled to object to Claims. Any objections to Claims shall be served and filed (1) on or before the 180th day following the later of (a) the Effective Date and (b) the date that a Proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim, or (2) such later date as ordered by the Bankruptcy Court upon motion filed by the Debtors or Reorganized Debtors. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.O of the Plan.

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D.	No Distribution Pending Allowance

If an objection to a Claim is deemed, as set forth in Article VII.A, or filed, as set forth in Article VII.B, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

E.	Distribution After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Distribution Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of the such Claim unless required under applicable bankruptcy law.

F.	Adjustment to Claims Register Without Objection

Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Debtors or the Reorganized Debtors without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

G.	Disallowance of Claims

All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (1) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (2) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

H.	Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claims, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of such Claims. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim exceed 100 percent of the underlying Allowed Claim plus applicable interest, if any.

VIII.	EFFECT OF CONFIRMATION OF THE PLAN

A.	General Settlement of Claims and Interests

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and holders of Claims and Interests and is fair, equitable, and is within the range of reasonableness. Subject to Article VI of the Plan, all distributions made to holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

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B.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

C.	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, on and after the Effective Date, the Released Parties shall be deemed released and discharged by the Debtors, their estates, and the Reorganized Debtors from any and all claims, obligations, debts, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claims asserted on behalf of the Debtors or Reorganized Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, their respective estates or the Reorganized Debtors would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, the restructuring, the Restructuring Transactions, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security or loans of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the RSA, the negotiation, formulation, or preparation of the Plan, the Disclosure Statement, the Exit Facilities Documents, or any other Restructuring Documents, any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes fraud, willful misconduct or gross negligence; provided that the foregoing shall not operate to waive and release any claims, obligations, debts, rights, suits, damages, causes of action, or remedies of the Debtors or Reorganized Debtors (1) expressly preserved by the Plan or (2) arising after the Effective Date under or related to any agreements or documents executed to implement the Plan and the restructuring or assumed pursuant to the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good-faith settlement and compromise of the Claims released by the Debtor Release; (3) in the best interests of the Debtors and all holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

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D.	Releases by Holders of Claims and Interests

As of the Effective Date, the Releasing Parties shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged the Debtors, the Reorganized Debtors and the Released Parties from any and all claims, obligations, debts, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claims asserted on behalf of a Debtor or Reorganized Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, the restructuring, the Restructuring Transactions, the Chapter 11 Cases, the RSA, the purchase, sale, or rescission of the purchase or sale of any security or loans of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the Disclosure Statement, the Exit Facilities Documents or any other Restructuring Documents, any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes fraud, willful misconduct or gross negligence; provided that the foregoing shall not operate to waive and release any claims, obligations, debts, rights, suits, damages, causes of action, or remedies of the Debtors or Reorganized Debtors (x) expressly preserved by the Plan or (y) arising after the Effective Date under or related to any agreements or documents executed to implement the Plan and the Restructuring or assumed pursuant to the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third Party Release is: (1) consensual; (2) essential to the confirmation of the Plan; (3) given in exchange for the good and valuable consideration provided by the Released Parties; (4) a good-faith settlement and compromise of the Claims released by the Third-Party Release; (5) in the best interests of the Debtors and their Estates; (6) fair, equitable, and reasonable; (7) given and made after due notice and opportunity for hearing; and (8) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

E.	Exculpation

Upon and effective as of the Effective Date, the Debtors and their directors, officers, employees, attorneys, investment bankers, financial advisors, restructuring consultants, and other professional advisors and agents will be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including section 1125(e) of the Bankruptcy Code.

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Exculpated Claim; provided that the foregoing “Exculpation” shall have no effect on the liability of any entity that results from any such act or omission that is determined by a Final Order to have constituted actual fraud, gross negligence, or willful misconduct. The Exculpated Parties have participated in any and all activities potentially underlying any Exculpated Claim in good faith and in compliance with the applicable laws.

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F.	Injunction

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released pursuant to Article VIII.C or Article VIII.D of the Plan, discharged pursuant to Article VIII.B of the Plan, or are subject to exculpation pursuant to Article VIII.E of the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the injunction does not enjoin any party under the Plan or under any document, instrument, or agreement (including those attached to the Disclosure Statement or set forth in the Plan Supplement) executed to implement the Plan from bringing an action to enforce the terms of the Plan or such document, instrument, or agreement (including those attached to the Disclosure Statement or set forth in the Plan Supplement) executed to implement the Plan.

G.	Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

H.	Release of Liens

Except as otherwise specifically provided in the Plan, the Exit Facilities Documents (including in connection with any express written amendment of any mortgage, deed of trust, Lien, pledge, or other security interest under the Exit Facilities Documents), or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors, the RBL Agent, or any other holder of a Secured Claim. In addition, at the sole expense of the Debtors or the Reorganized Debtors, the RBL Agent shall execute and deliver all documents reasonably requested by the Debtors, Reorganized Debtors or administrative agent(s) for the Exit Facilities to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests and shall authorize the Reorganized Debtors and their designees to file UCC-3 termination statements and other release documentation (to the extent applicable) with respect thereto.

I.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever Disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (1) such Claim has been adjudicated as noncontingent, or (2) the relevant holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

J.	Recoupment

In no event shall any holder of a Claim be entitled to recoup such Claim against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

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K.	Subordination Rights

Any distributions under the Plan to holders of Claims or Interests shall be received and retained free from any obligations to hold or transfer the same to any other holder and shall not be subject to levy, garnishment, attachment, or other legal process by any holder by reason of claimed contractual subordination rights. On the Effective Date, any such subordination rights shall be deemed waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan; provided that any such subordination rights shall be preserved in the event the Confirmation Order is vacated, the Effective Date does not occur in accordance with the terms hereunder, or the Plan is revoked or withdrawn.

IX.	CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Article IX.B of the Plan:

(1)	the Amended RBL Credit Agreement, all documentation related thereto, shall be in form and substance consistent with the Amended RBL Credit Agreement Term Sheet and otherwise in form and substance acceptable to the Debtors, the Required Consenting RBL Lenders, the Amended RBL Credit Facility Agent and the Required Consenting Noteholders, and all conditions precedent to the effectiveness of the Amended RBL Credit Agreement shall have been satisfied or waived in accordance with their terms (other than the occurrence of the Effective Date, which condition shall be satisfied contemporaneously with the closing of the Amended RBL Credit Agreement);

(2)	the New Omnibus Agreement shall be in form and substance acceptable to the Debtors, the Required Consenting Noteholders and the EnerVest Parties, and shall also be subject to the consent of the RBL Agent (which consent shall not be unreasonably withheld);

(3)	the joint operating agreements and other operating agreements to which the Debtors are currently a party shall be modified in a manner in form and substance acceptable to the Debtors and the Required Consenting Noteholders, and which modifications, if any, shall also be subject to the consent of the RBL Agent (which consent shall not be unreasonably withheld);

(4)	the New Warrants and the New Warrants Agreement shall be in form and substance acceptable to the Debtors, the Required Consenting Noteholders and the EnerVest Parties;

(5)	the New Organizational Documents and any other organizational documents for the Reorganized Debtors, including the Registration Rights Agreement, shall be in form and substance acceptable to the Required Consenting Noteholders in their sole discretion; provided that the documents referred to in this clause (5) shall also be subject to the consent of the Debtors (which consent shall not be unreasonably withheld);

(6)	the Bankruptcy Court shall have entered the Disclosure Statement Order, in form and substance acceptable to the Debtors, the Required Consenting Noteholders, and the Required Consenting RBL Lenders;

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(7)	the Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to the Debtors, the Required Consenting Noteholders, and the Required Consenting RBL Lenders, which order shall have become a Final Order that is not stayed;

(8)	the Debtors shall have paid the Restructuring Expenses including estimated fees and expenses incurred through the Effective Date, in full, in Cash; and

(9)	the Debtors shall have received all governmental or other approvals required to effectuate the terms of the Plan.

B.	Waiver of Conditions Precedent

The Debtors, with the prior consent of the Required Consenting Noteholders, the Required Consenting RBL Lenders (solely with respect to the conditions to the Effective Date set forth in Articles IX.A.1, 6, 7, and 9), the RBL Agent (solely with respect to the conditions to the Effective Date set forth in Articles IX.A.1, 2, 3, and 8) and the EnerVest Parties (solely with respect to the conditions to the Effective Date set forth in Articles IX.A.2 and 4) may waive any of the conditions to the Effective Date set forth in Article IX.A at any time without any notice to other parties in interest and without further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceedings to confirm or consummate the Plan, subject to the terms of the Bankruptcy Code and the Bankruptcy Rules.

C.	Effect of Non-Occurrence of Conditions to Consummation

If prior to Consummation, the Confirmation Order is vacated pursuant to a Final Order, then, except as provided in such Final Order, the Plan will be null and void in all respects, and nothing contained in the Plan, the Disclosure Statement, or the RSA shall: (1) constitute a waiver or release of any Claims, Interests, or Causes of Action by an Entity; (2) prejudice in any manner the rights of any Debtor or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity.

D.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

X.	MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification of Plan

Subject to the limitations contained in the Plan, and subject to the terms of the RSA and with the consent of the Required Consenting Noteholders and the Required Consenting RBL Lenders, and the RBL Agent (to the extent such modification directly and adversely affects its rights hereunder), the Debtors reserve the right to modify the Plan and seek Confirmation consistent with the Bankruptcy Code and the Bankruptcy Rules and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, and the consent of the Required Consenting Noteholders and the Required Consenting RBL Lenders, the Debtors expressly reserve their rights to alter, amend, or modify materially the Plan with respect to the Debtors, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

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B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation of votes thereon pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan

The Debtors reserve the right (subject to the terms of the RSA) to revoke or withdraw the Plan with respect to any or all Debtors before the Confirmation Date and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then: (1) the Plan will be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effectuated by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

XI.	RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

(A)         allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests; provided that, for the avoidance of doubt, the Bankruptcy Court’s retention of jurisdiction with respect to such matters shall not preclude the Debtors or the Reorganized Debtors, as applicable, from seeking relief from any other court, tribunal, or other legal forum of competent jurisdiction with respect to such matters;

(B)          decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

(C)          resolve any matters related to (1) the assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which a Debtor is a party or with respect to which a Debtor may be liable in any manner and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Claims related to the rejection of an Executory Contract or Unexpired Lease, Cure Claims pursuant to section 365 of the Bankruptcy Code, or any other matter related to such Executory Contract or Unexpired Lease; (2) the Reorganized Debtors amending, modifying, or supplementing, after the Confirmation Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed and assigned or rejected or otherwise; and (3) any dispute regarding whether a contract or lease is or was executory or expired;

(D)          ensure that distributions to holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

(E)          adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

(F)           adjudicate, decide, or resolve any and all matters related to Causes of Action;

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(G)           adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(H)         enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (1) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (2) the Plan, the Disclosure Statement, or the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

(I)            enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

(J)          resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

(K)          grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

(L)          issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

(M)         resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

(N)          enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

(O)         determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement;

(P)           adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated therein;

(Q)         consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

(R)         determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

(S)           hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(T)           hear and determine all disputes involving the existence, nature, or scope of the release provisions set forth in the Plan, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

(U)          enforce all orders previously entered by the Bankruptcy Court; and

(V)          hear any other matter not inconsistent with the Bankruptcy Code;

(W)         enter an order or Final Decree concluding or closing the Chapter 11 Cases; and

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(X)           enforce the injunction, release, and exculpation provisions set forth in Article VIII hereof;

provided, that, on and after the Effective Date and after the consummation of the following agreements or documents, the Bankruptcy Court shall not retain jurisdiction over matters arising out of or related to each of the New Warrant Agreement, the Exit Facilities Documents, the New Omnibus Agreement, the Registration Rights Agreement, and the New Organizational Documents, and the New Warrant Agreement, the Exit Facilities Documents, the New Omnibus Agreement, the Registration Rights Agreement, and the New Organizational Documents shall be governed by the respective jurisdictional provisions therein.

XII.	MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Subject to Article IX.A hereof, and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents in form and substance acceptable to the Required Consenting Noteholders as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Restructuring Expenses

On the Effective Date, all Restructuring Expenses incurred, or estimated to be incurred, through the Effective Date shall be paid in full in Cash, without the requirement to file a fee application with the Bankruptcy Court and without the requirement for Bankruptcy Court review.

D.	Reservation of Rights

The Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

E.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

F.	Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

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Reorganized Debtors	EV Energy Partners, L.P.
1001 Fannin, Suite 800
Houston, Texas 77022
Attn: Nicholas Bobrowski

Proposed Counsel to Debtors	Kirkland & Ellis LLP
Kirkland & Ellis International LLP
601 Lexington Avenue
New York, New York 10022
Attn: Joshua A. Sussberg
Jeremy David Evans

Kirkland & Ellis LLP
Kirkland & Ellis International LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attn: Brad Weiland
Travis M. Bayer

Pachulski Stang Ziehl & Jones LLP
919 North Market Street, 17th Floor
Wilmington, DE 19801
Attn: Laura Davis Jones (Del. Bar No. 2436)

United States Trustee	Office of the United States Trustee
for the District of Delaware
844 King Street, Suite 2207, Lockbox 35
Wilmington, Delaware 19810

Counsel to the Consenting Noteholders	Akin, Gump, Strauss, Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attn: Philip Dublin
Jason Rubin

Counsel to the Consenting RBL Lenders	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Elisha Graff
Nicholas Baker

The EnerVest Parties	EnerVest, Ltd.
1001 Fannin, Suite 800
Houston, Texas 77002
Attn: J. Andrew West

G.	Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

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H.	Entire Agreement

On the Effective Date, except as otherwise indicated, the Plan, the Confirmation Order, and the documents comprising the Plan Supplement, will supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

I.	Plan Supplement

After any of such documents included in the Plan Supplement are filed, copies of such documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Solicitation Agent’s website at https://cases.primeclerk.com/evep/ or the Bankruptcy Court’s website at https://www.pacer.gov/.

J.	Non-Severability

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power, at the request of the Debtors, with the consent of the Required Consenting Noteholders and the Required Consenting RBL Lenders to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors, the Required Consenting Noteholders, and the Required Consenting RBL Lenders, consistent with the terms set forth herein; and (3) nonseverable and mutually dependent.

K.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of the RSA Parties and each of their respective Affiliates, agents, representatives, members, principals, equity holders (regardless of whether such interests are held directly or indirectly), officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan.

L.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

M.	Waiver or Estoppel

Each holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, the RSA, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

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Dated: May 11, 2018	EV Energy Partners, L.P.
on behalf of itself and each of its Debtor affiliates

/s/ Nicholas P. Bobrowski
Name: Nicholas P. Bobrowski
Title: Vice President and Chief Financial Officer